File # 333-89769

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             GOLDENACCESS.COM, INC.
             (Exact name of Registrant as specified in its charter)


                  Florida                             7372
   65-0769954
          (State of Incorporation)             (Primary Standard Industrial
   (IRS Employer Identification Number)
                                                     Classification Code Number)


                        6161 Blue Lagoon Drive, Suite 190
                              Miami, Florida, 33126
                                   (305) 264-2401
                          (Address and telephone number of
                      Registrant's principal executive offices
                          and principal place of business)

                        Mr. Clifford Y. Pierce, President
                             GoldenAccess.Com, Inc.
                        1440 Kennedy Causeway, Suite 301
                           North Bay Village, FL 33141
                                   (305) 861-2766

                       (Name, address and telephone number
                              of agent for service)

                                   Copies to:

                            Mr. Gary Appelblatt, Esq.
                        Law Offices of Gary M. Appelblatt
                      3610 American River Drive, Suite 112
                              Sacramento, CA 95864
                                   (916) 486-4200

                                  ----------------
Approximate date of commencement of proposed distribution to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [XX]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall therefore become effective in accordance with Section 8
   (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commissioner, acting pursuant to Section 8 (a), may determine.

                         Calculation of Registration Fee

   ================-----------------------------------------------==============
   Title of each   Dollar amount  Proposed maximum  Proposed        Amount of
   class           of securities  price per share   maximum         Registration
   of securities   to be                            aggregate       fee
   to be           registered                       price for this
   registered                                       registration
   =============================================================================
   Common Shares     $4,250,0001  $8.502            $4,250,0002       $1211.251
   =============================================================================

   (1) Dollar amounts of shares to be registered and registration fee computations based upon the estimated market value asking price of $
         8.50 per share for the 500,000 Common Shares registered hereby. Additional fees, should the price rise, will be paid by amendment.

   (2) There is currently no offering price. Of the securities registered hereby, 129,300 Shares will be distributed to the shareholders and agent of Cardiac Control services, Inc., a Delaware corporation, as a stock dividend. The remaining 370,700 Shares are registered for future sale by the holders thereof. Such sales, if sold, shall be made through NASD members at normal mark ups, mark downs, or brokerage commissions. See "SELLING SECURITYHOLDERS".

                             GOLDENACCESS.COM, INC.
                              CROSS REFERENCE SHEET



   Page
      Items in Form SB-2            Location                      Number


   1. Front of Registration Statement     Same                    1&5
      and Outside Front Cover of
      Prospectus


   2. Inside Front and Inside Back Cover Page                     6&81
      Outside Back Cover Pages of Prospectus                      82


   3. Summary Information           Summary;                       9
      Risk Factors                  Risk Factors                  13


   4. Use of Proceeds               Not Applicable


   5. Determination of Offering     Not Applicable
      Price


   6. Dilution                      Not Applicable


   7. Selling Securityholders       Risk Factors;                 33
                                    Selling Securityholders       57


   8. Plan of Distribution          The Distribution              37


   9. Legal Proceedings       Same                                69


   10.Directors, Executive          Management and Board of       59
      Officers, Promoters           Directors;
      and Control Persons           Principal  Shareholders       58
      Management

   11.Security Ownership            Principal  Shareholders       58
      Of Certain Beneficial
      Owners and Management

   12.Description of Securities           Same                    66

   13.Interests of Named            Not Applicable
      Experts and Counsel


   14.Disclosure of Commission      Limitation of Liability of    64
      Position on Indemnification   Directors and Officers
      for Securities Act Liabilities


   15.Organization within           Corporate History             11
      Last Five Years               Business-The Company          46

   16.Description of Business       Same                          43

   17.Management's Discussion Same                                38
      and Analysis of Financial
      Condition and Results of
      Operations

   18.Certain Relationships         Not Applicable

   19.Market for Common Equity      Risk Factors - No Prior       32
      and Related Stockholder Matters     Trading Market

   20.Executive Compensation        Same                          62

   21.Financial Statements          Same                          F1

   22.Changes in and Disagreement   Not Applicable
      with Accountants on Accounting
      and Financial Disclosure

                  Subject to Completion, Dated November 12, 1999
                                   PROSPECTUS

                                     [LOGO]
                             GOLDENACCESS.COM, INC.

                             GOLDENACCESS.COM, INC.
                         500,000 SHARES OF COMMON STOCK

     We are registering 500,000 shares of Common Stock ("Shares"), which have a par value of [[$.001]] per share (the "Common Stock"). We are a Florida corporation. Several of our founding shareholders are selling 385,100 shares, which represents 13.4% of our total issued and outstanding Common Shares. See "SELLING SECURITYHOLDERS", page 53, and "THE DISTRIBUTION", page 33. The shares which are the subject of this Prospectus (the "Shares") constitute 17.4% of the total issued and outstanding Common Shares of the Issuer. Following the effective date of the Registration Statement (the "Registration") of which this Prospectus is a part, Potter Financial Inc., will distribute the 129,300 Shares, which represents approximately 4.5% of our total issued and outstanding Common Shares, owned by Cardiac Control Systems, Inc., to the shareholders of Cardiac Control Systems, Inc., and agents, as a stock dividend and retain undistributed shares for future sale. Cardiac Control Systems, Inc., shareholders will receive a distribution of 1 Share for each 51 (fifty-one) shares of Common Stock of Cardiac Control Systems, Inc., held of record on August 26, 1999, (the "Distribution"). We, in conjunction with our market-makers, have fixed the price of all the shares registered in this filing at $8.50 each. All of the shares of common stock which we are being registered will be sold by the selling shareholders at their discretion and we will have no control over the timing of such sales. We are not receiving any of the proceeds of the sales of these shares. NASD Broker/Dealers will sell these shares in the open market in regular transactions and receive a commission, mark-up, or mark-down on their sales. See "Description of Securities."

     Prior to this Registration, there has been no public market for the Shares and there can be no assurance that such a market will develop after the Distribution. The Issuer is a recently formed corporation, which, as a result of transactions entered into in connection with the Distribution, is the surviving corporation of a merger with Golden Access.Com, Inc., a Florida Corporation. See "Summary - Corporate History", page 7. The
     Distribution will be made on the effective date of the Registration Statement of which this Prospectus is a part or as soon thereafter as practical (the "Distribution Date"). See "RISK FACTORS -- Absence of Trading Market", page 9. We anticipate that the Shares will be quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ) Small Capitalization Market under the symbol "GLDA". This Prospectus may be used by us or by any broker-dealer who may participate in sales of the shares.

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 9.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     =========--------------------------------------===========================

                   Price to          Underwriting           Proceeds to Issuer
                   Public            Discount               or Other Persons
                                 and Commissions
     ===========================================================================
      Total          (1)                  (2)                  (3)
     ===========================================================================

               The date of this Prospectus is __________, 1999.

                       Left Blank for color page insertion

1. There is currently no offering price. Of the securities registered hereby, 129,300 Shares will be distributed to the shareholders and agent of Cardiac Control Systems, Inc., as a stock dividend. The remaining 370,700 Shares are registered for future sale by the holders thereof.

2. No underwriting discounts or commissions will be allowed or paid on the Shares distributed as a stock dividend to the shareholders of Cardiac Control Systems, Inc. The amount of discounts or commissions, if any, which may be paid by the selling security holders on future resale of the Shares registered hereby is not now known. Such sales, if sold, shall be made through NASD members at normal mark ups, mark downs, or brokerage commissions.

3. There will be no proceeds to the Issuer on the distribution of the Shares to the shareholders of Cardiac Control Systems, Inc., or on the future resale by the selling securityholders. The proceeds to the individual selling securityholders on future resale of their 370,700 Shares registered hereby cannot now be estimated, nor can the timing of the sale of the shares registered hereby be anticipated as of the date of this filing.
                        -------------------------------

THIS OFFERING INVOLVES SUBSTANTIAL RISKS (SEE "RISK FACTORS") AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. NO ESCROW ACCOUNT, TRUST OR OTHER SIMILAR ARRANGEMENT HAS BEEN ESTABLISHED AND INVESTORS' FUNDS ARE TO BE PAID DIRECTLY TO US. AT THE TIME OF SUBSCRIBING, AN INVESTOR WILL NOT BE ABLE TO ASCERTAIN HOW MANY SHARES WILL BE PURCHASED BY OTHER INVESTORS.

UNTIL ________________, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WITH RESPECT TO SALES EFFECTED BY THEM.

FOR A PERIOD OF AT LEAST ONE YEAR FOLLOWING CLOSING OF THIS OFFERING, THE ISSUER WILL BE REQUIRED BY THE SECURITIES EXCHANGE ACT OF 1934 TO FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH MATERIAL MAY BE INSPECTED AT THE COMMISSION'S PRINCIPAL OFFICERS AT 450 FIFTH STREET N.W., WASHINGTON, D.C. 20459 AND COPIES OBTAINED ON PAYMENT OF CERTAIN FEES PRESCRIBED BY THE COMMISSION.

ISSUER WILL FURNISH TO THE HOLDERS OF THE SHARES ANNUALLY REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS EXAMINED AND REPORTED UPON, AND WITH AN OPINION EXPRESSED BY, AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. THE ISSUER MAY FURNISH OTHER UNAUDITED INTERIM REPORTS TO ITS SECURITYHOLDERS AS IT DEEMS APPROPRIATE.

                               [LOGO]GOLDENACCESS



                              PROSPECTUS TABLE OF CONTENTS

Summary ..................................................................5
Our Company ..............................................................6
Risk Factors .............................................................9
Distribution ............................................................33
Management Discussion of Analysis of
Condition and Results of Operations   ...................................34
Year 2000 Readiness Disclosure ..........................................35
Capitalization ..........................................................38
Business.................................................................39
Recent Acquisitions .....................................................52
Selling Securityholders .................................................53
Principal Shareholders ..................................................54
Management ..............................................................55
Description of Securities................................................62
Shares Eligible .........................................................63
Dividend Policy .........................................................65
Stock Transfer Agent ....................................................65
Experts .................................................................65
Legal Matters ...........................................................65
Available Information ...................................................66
Index to Financial Statements ...........................................F1

                                     SUMMARY
The following is a summary of certain information contained elsewhere in this Prospectus, is intended only for quick reference, and is not intended to be complete. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Prospectus, including those summarized below, and the accompanying financial statements and assumptions referred to herein, which should be read in its entirety. The following summary is, therefore, qualified in its entirety by reference to the full text of this Prospectus.
                                The Distribution

Distributed Company     GoldenAccess.Com,  Inc.  a  Florida  corporation,  was
                        merged   with   CathTech   Group,   Inc.,   a  Florida
                        corporation   and  the   surviving   legal  entity  is
                        CathTech  Group,  Inc.,  which  succeeded  to the name
                        GoldenAccess.Com,  Inc.  (See  "SUMMARY  --  Corporate
                        History".)

Distributing            Company Potter  Financial Inc., a Florida  corporation ,
                        will  distribute  the  129,300  Shares  owned by Cardiac
                        Control Systems, Inc., to the shareholders of record on August 26, 1999, of Cardiac Control Systems, Inc., and agents, as a stock dividend and retain undistributed shares for future sale. (See "THE DISTRIBUTION".)

Distribution            Ratio   Each   of   Cardiac   Control   Systems,   Inc.,
                        shareholders will receive one (1) of our Common Shares, par value $0.001 per share, for each 51 shares of Cardiac Control Systems, Inc., Common Stock. (See "THE
                        DISTRIBUTION".)

Transfer Agent          Sun Trust Bank will act as our  transfer  agent.  (See
                        "Stock Transfer Agent".)

Shares to be Distributed The 129,300 Common Shares to be distributed of Cardiac Control Systems, Inc., constitutes four and one half percent (4.5%) of the issued and outstanding Common Shares of the Issuer. (See "THE
                        DISTRIBUTION".)

Record date Close of business on August 26, 1999.

Distribution Date       Upon the effective date of the Registration  Statement
                        of  which  this  Prospectus  is  a  part  or  as  soon
                        thereafter as practical.  (See "THE DISTRIBUTION".)
Shares of Selling
Securityholders         500,000  shares  of  Common  Stock  registered   hereby,
                        representing   17.4%  of   securityholder's   respective
                        holdings,   will  be   available   for  resale  by  such
                        shareholders   subject  to  certain   limitations.   The
                        remaining  82.6% of their  shares are  restricted.  (See
                        "SELLING   SECURITYHOLDERS".)  These  shares  constitute
                        17.4% of our issued and outstanding Common Stock.

Trading Market We are applying for admission to quotation of the Shares on the Nasdaq Stock Market; however, there can be no assurance that our Shares will be so listed. (See "RISK FACTORS - No Prior Trading Markets" and "Description of Securities-- Exchange Listing".

                                   OUR COMPANY

         Our company, GOLDENACCESS.COM, INC., was incorporated on June 13, 1997 under the laws of the State of Florida. We specialize in inventive and superior approaches to IP Telephony, offering a complete, fully integrated solution to IP Telephony systems that includes the IP Telephony Gateway, Network Management and billing software, as well as access to a Global Network for call termination. This "one-stop" solution allows its customers and service providers of any size to establish a service or rapidly launch a revenue service with minimal investment or infrastructure, without the need to purchase additional supporting software, hardware and network delivery contracts. This is the Golden Access breakthrough.

We are based in Miami, Florida with offices in Argentina and our organization is structured into three functional groups: Sales & Marketing, Operations and Technical Support, and Engineering.

                                 PRESENT STATUS

We have been operating a commercial IP telecom service using a third party product, and recently deployed our new proprietary IP telephony product which has been placed into existing markets. Our global carrier partners, currently International Telephone Co., ("ITC") and Easton Telecom of Cleveland, a reseller for Frontier Communications, jointly market services to our respective network of customers. Our 1st phase was successfully completed in early 1999, when Golden Access demonstrated the product between the U.S. and Argentina. Our 2nd phase of market entry consisted of establishing a limited number of international Commercial Service Agreements (CSA) in Argentina, Lebanon, Columbia, and Uruguay and commenced a market trial period of 90 days which confirmed the results of the first phase, and new product enhancements that resulted. Load testing of the full functionality of the IP Telephony system, the Gateway software and GateKeeper Network Management software under revenue service conditions provided a window of opportunity for Golden Access to fine-tune the network during this period. Partial commercial service was launched in July, 1999. Full Commercial Service was launched in October, 1999, with an intensive marketing promotion aimed at expanding our FSP network.

Over the next 120 days, we will deploy the IP Telephony Gateways in Japan, Singapore, Korea, Germany, Netherlands, Belgium, Spain, Italy, France, and Mexico, and establish appropriate distribution channels to service country. Following deployment in these countries, we intend to proceed into Argentina, Columbia, Taiwan, Hong Kong, China, Lebanon, and Austria. Golden Access's product development philosophy has been to bundle the key functionality of the IP Telephony system into two proprietary software packages, Gateway and GateKeeper, which are designed to reside on a Windows NT operating system under the product name ViP.

Gateway is the application software that performs the actual IP Telephony function and GateKeeper is the application software that performs the Network Management functions such as user authentication, routing, billing, administration, and subscriber management for the service provider. The hardware platform is based on the latest industrial grade PC technology available and integrated with the industry leading Dialogic DM3/IPLink telephony and IP interfaces. Dialogic Inc., who is a wholly owned subsidiary of Intel, with 5% owned by MicroSoft, is a strategic marketing and engineering partner to Golden Access.

We are currently leasing an office facility of 4500 square feet on a year to year basis for $5,488 per month, plus applicable sales tax, for administration, technical support, and customer service. Our current offices are located at 6161 Blue Lagoon Drive, Suite 190, Miami, FL 33126 and the telephone number is (305) 264-2401. The facilities are adequate for our current needs and suitable additional space, should it be needed, is expected to be available to accommodate expansion of our operations on commercially reasonable terms. Our offices in Argentina are in Cordoba, where we occupy 2000 sq. ft. and pay $700 per month. Information contained on our World Wide Web site, http://www.GoldenAccess.com, does not constitute a part of this prospectus. Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.

                                CORPORATE HISTORY

CATHTECH, INC., a Florida Corporation, was formed to acquire GoldenAccess.com, Inc. Pursuant to an Agreement of Merger filed with the Secretary of State of Florida on August 26, 1999, and Articles of Merger filed with the Florida Corporation Commission on August 26,, 1999, GoldenAccess.com, Inc. was merged into CATHTECH, INC., in a transaction in which Cardiac Control Systems, Inc., issued 87.5% of the issued and outstanding Common Stock of CATHTECH, INC., to the shareholders of GoldenAccess.com, Inc. issued and outstanding Common Stock. GoldenAccess.com, Inc. was incorporated on June 13, 1997 by Clifford Y. Pierce as the corporate successor to several non-incorporated and foreign ventures. In July, 1999, we acquired the assets, software and business contracts and agreements of several entities predominantly controlled by Mr. Pierce, which make up the bulk of our ongoing services and products. All references in this Prospectus to "us", "we", or the Issuer include GoldenAccess.com, Inc. and its predecessors .

The Issuer was incorporated in Florida on August 20, 1999, as CathTech Group, Inc., a Florida Corporation. Upon the effective date of its merger with GoldenAccess.Com, Inc., the name of CathTech Group, Inc. was changed to GoldenAccess.Com, Inc. Neither GoldenAccess.Com, Inc., nor any of its officers, directors or employees had any prior or subsequent affiliation with Cardiac Control Systems, Inc.. For accounting purposes the financial statements of GoldenAccess.Com, Inc. and its predecessor are considered to be the financial statements of the post-merger surviving corporation. The address of the Company's principal office is 6161 Blue Lagoon Drive, suite 190, Miami, Florida, 33126, and the telephone number is (305) 264-2401.

Selected Financial Data
The selected financial data below is for the years ended June 30,1998 and 1999, and for the quarter ending September 30, 1999 and 1998 have been derived from our financial statements . We have never declared or paid any cash dividends on our shares of capital stock. The selected financial data should be read in conjunction with the financial statements and related notes thereto and other financial information appearing elsewhere in this Prospectus and the discussion under the caption "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. "

Selected Financial Data




                       Years Ended     Three Months Ended
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                       June 30,    June 30,   September 30,     September 30,
                       1998        1999       1998              1999

Statement of
Operations

Sales                  0               6,386

Research and           11,385          28,902
development
Consulting             0               1,050
Depreciation           0               948
Other                  363             6,729
Net losses             (11,748)        (31,243)

Net loss per share     (2.94)          (7.81)

Weighted average       4,000           4,000   4,000              2,872,500
shares outstanding

Balance Sheet Data

Working capital                        (48,043)
(deficit)
Total assets                           17,601
Liabilities                            54,592
Stockholder's equity                   36,991


1) The statement of earnings date and the balance sheet data for 1999 and 1998 are a part of our financial statements prior to our merger with CathTec Group, Inc., which are included in their entirety elsewhere in this Prospectus.

                        RISK FACTORS

These securities are highly speculative and involve substantial risks. You should carefully consider the following risk factors before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

           Risks Related to Our Financial Condition and Our Business

1. We have a limited operating history, which makes evaluating our business difficult.

GoldenAccess.Com, Inc was incorporated in Florida in 1997 to provide innovative software solutions to meet the growing demands of the nascent Internet Protocol
(IP) telecom industry. Therefore, we have only a limited operating history with which you may evaluate our business. You must consider the numerous risks and uncertainties an early stage company like ours faces in the new and rapidly evolving market for Internet-related services or in forecasting our future operating results. These risks include our ability to:

o     attract  more customers;
o implement our sales, marketing and after-sales service initiatives, domestically and internationally;
o increase awareness of our brand and continue to build user loyalty; o maintain our current, and develop new, strategic relationships; o respond effectively to competitive pressures; and o continue to develop and upgrade our network and technology.

If we are unsuccessful in addressing these risks, sales of our products and services, as well as our ability to maintain or increase our customer base, will be substantially diminished. We commenced operations in June of 1997, and we first recorded revenue in June of 1999, but did not begin shipping our principal product, ViP, until July of 1999 . In addition, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. We may not successfully address any of these risks.

2. Investing in our common stock will provide you with an equity ownership in our Company.

Investing in our common stock will provide you with an equity ownership in our Company, GoldenAccess.Com, Inc.. As a GoldenAccess.Com, Inc., stockholder, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business related to, among other things, our competition, general economic and market conditions and industry conditions. The price of our common stock may decline and the value of your investment could decrease. You should carefully consider the following factors as well as other Information contained in this prospectus before deciding whether to invest in shares of our common stock.

3. We have a presence in a new and rapidly evolving industry.

Our markets are characterized by rapid technological change which may cause us to incur significant development costs and prevent us from attracting new customers The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles and changing end-user customer demands. The introduction of products embodying new technologies and the emergence of new industry standards could render existing products obsolete or unmarketable and cause us to incur significant development costs.

4. We have never been profitable and expect our losses to continue for the foreseeable future.

We have never been profitable on an annual or quarterly basis. We had an accumulated deficit of approximately $131,668 as of September 30, 1999. We expect to continue to incur operating losses for the foreseeable future. Our operating and marketing expenses have continuously increased since inception and we expect them to continue to increase significantly during the next several years. Accordingly, we will need to generate significant revenue to achieve profitability. We may not be able to do so. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. We intend to continue to make significant investments in our research and development, marketing, services and sales operations. We anticipate that these expenses could significantly precede any revenues generated by the increased spending.

Our operating results have varied significantly from quarter to quarter and may continue to do so in the future depending upon a number of factors affecting us or our industry described below and elsewhere in this prospectus, including many that are beyond our control. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our common stock may fluctuate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

5. We may not be able to forecast our revenues accurately because our products have variable sales cycles and because we do not know when our potential end-user customers will place orders and finalize contracts.

The sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for our products to our Corporate and ISP customers has taken up to three months in foreign countries, while our Telco customers inherently will take longer to evaluate/decide and could take up to 6-9 months for a final decision. Our sales cycle has required pre-purchase evaluation by a significant number of individuals in our customers' organizations. Since distributors and resellers will have more direct exposure to many of our customers initially, and third parties jointly market our software with us, we invest significant amounts of time and resources educating and providing information to our prospective customers regarding the use and benefits of our products. These channels will determine the overall length of our sales cycles.

Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products.

We recognize revenues upon satisfaction of the requirements of AICPA Statement of Position 97-2, which generally occurs in the same quarter that the order is received. As a result, our quarterly revenues and operating results depend primarily on the size, quantity and timing of orders received for our products during each quarter. If a large number of orders or several large orders do not occur or are deferred or delayed, our revenues in a quarter could be substantially reduced. This risk is heightened by the significant investment and executive level decision making typically involved in our end-user customers' decisions to license our products. Since a large portion of our operating expenses, including rent and salaries, is fixed and difficult to reduce or modify, our business, financial condition or results of operations could be materially adversely affected if revenues do not meet our expectations. Because of our early stage of development and limited number of products, changes in pricing policies and the timing of the development, announcement and sale of new or upgraded versions of our products are some of the additional factors that could cause our revenues and operating results to vary significantly from quarter to quarter..

6. We may have difficulties managing our expanding operations, multiple technologies and technological change, which could harm our future product demand and may reduce our chances of achieving profitability

Our future performance will depend, in part, on our ability to manage our growth effectively. To that end, we will have to succeed in implementing the following events, among others:

o develop our operating, administrative, and financial and accounting systems and controls;
o     improve  coordination  among  our  engineering,   accounting,   finance,
      marketing and operations personnel;
o     enhance our management information systems capabilities; and
o     hire and train additional qualified personnel.

If we cannot accomplish these tasks, we will diminish our chances of achieving profitability. Future versions of hardware and software platforms based upon new technologies and the emergence of new industry standards could render our products obsolete. The market for communication software is characterized by:

o     rapid technological change;
o     frequent new product introductions;
o     changes in customer requirements; and
o     evolving industry standards.

Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our customers use. For example, the server component of the current version of our products runs on the Windows NT operating system from Microsoft. If we cannot successfully develop products in response to a change in customer demands, our business could suffer.

Also, we must constantly modify and improve our products to keep pace with changes made to these platforms and to database systems and other back-office applications and Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may cause confusion in the market and harm our business. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business.

7. Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth.

We may need to raise  additional  funds to  develop  or  enhance  our  products, services or strategic alliances, to fund expansion, to successfully implement our growth strategy, to respond to changing business conditions and competitive pressures or to acquire complementary products, opportunities, businesses or technologies. We do not have a long enough operating history to know with certainty whether our existing cash, or if cash generated from operations, or cash from the sale of licenses or received from strategic partners, or from royalties will be sufficient to finance our anticipated growth. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance our products and services would be impaired. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. If we are unable to raise additional capital, our growth could be impeded.

8. Competition could reduce our market share, decrease our revenue and cause pricing pressures which may lessen our competitive pricing advantage.

The market for our services has been extremely competitive. The market that we are competing in falls into several categories:

1.    VoIP Gateway products
2.    VoIP Gatekeeper products
3.    VoIP Billing products
4.    Enhanced IP Services
5.    Transmission Services

Since we are offering a totally integrated solution that encompasses all of these markets, it creates a highly competitive environment for the Company as we must differentiate our product against those that specialize in either one or more of the above mentioned areas.

The primary competitive factors that will determine success in these markets are:

a)    Quality of Service
b) The ability to meet and anticipate customer needs through multiple service offerings
c)    Responsive customer support services
d)    Price

Many companies offer products and services like ours, and many of these companies have a substantial presence in this market. Future competition could come from a variety of companies in the Internet equipment and service arena, traditional network equipment providers and the telecommunications service industry. These industries include companies who have greater resources and larger subscriber bases than we have and which have been in operation for many years.

Internet companies such as Net2Phone, NetSpeak, Vocaltec, Clarent and Lucent all currently offer certain portions of the complete communications solution provided by us and through ongoing consolidation and partnerships, may be able to provide the total solution within a relatively short period of time.

Internet service companies such as ITXC, ViP Calling, RSL Communications, USA Global Link, iPASS and GRIC have all established global IP-based networks which are rapidly expanding in terms of traffic volumes and coverage. By partnering with some of the larger equipment providers such as Vocaltec, Clarent and Cisco, they are positioned to become dominant influences on the Internet services landscape.

Networking companies such as Cisco (our hardware partner in their "Partner Program"), Motorola, Nortel, Siemens, Ericsson and Nokia are able to build upon their existing large base of customers, traditionally in the Telco market, by offering products that can be easily added to existing infrastructures and switching networks in the forms of IP upgrades. Additionally, Motorola, Ericsson, Qualcomm and Nokia are focusing on the emergence of wireless IP applications, which is projected to be a significant part of the 3rd generation ("3G") IP services. We are not currently addressing wireless applications, but will be involved in some forms, such as messaging, voice mail, and e-mail access through wireless applications, within the next six months.

Traditional telecommunications carriers such as AT&T, Sprint, MCI, Frontier, USA West, Deutsche Telekom, and Qwest Communications, as well as other major companies such as Motorola and Intel, have all entered or plan to enter the market for carrying voice over the Internet. are all in the process of implementing strategies to offer enhanced Internet services including VoIP and Unified Messaging. Due to their extensive network infrastructure, specifically in the area of IP bandwidth, and their large traffic base, they are extremely well positioned to obtain the technologies they need either through acquisition or partnering. These carriers will be the driving force behind the growing trend towards consolidation within the industry since they represent such a major portion of the telecommunications market and have substantially greater financial, technical and marketing resources than we do. We may not be able to compete successfully in this market.

These and other competitors may be able to bundle their services and products that are not offered by us, which could place us at a significant competitive disadvantage. Many of our competitors enjoy economies of scale that can result in lower cost structure for transmission and related costs, which could cause significant pricing pressure within the industry. When compounded with decreasing rates for international termination and the subsequent increased price competition, this may result in a further reduction of prices, profit margins and market share.

All of the current product offerings in the market place, such as VocalTec Communications' Internet Phone, QuarterDeck's WebPhone and Microsoft's NetMeeting, are intended for the end-user, and in the case of NetMeeting, is an interface to our ViP product. Our market is the service provider, Telco, or corporation, and not the end-user. In addition, a number of large telecommunications providers and equipment manufacturers, such as Alcatel, Cisco, Lucent, and Northern Telecom, have announced that they intend to offer similar products. We expect these products to allow live voice communications over the Internet between parties using a personal computer and a telephone and between two parties using telephones. Cisco Systems has also taken further steps by recently acquiring companies that produce devices that help Internet service providers carry voice over the Internet while maintaining traditional phone usage and infrastructure. Other competitors of ours, such as ICG Communications, IPVoice.com, ITXC, RSL Communications (through its Delta Three subsidiary) and ViP Calling, route voice traffic worldwide over the Internet. Our success is based on our ability to provide discounted domestic and international long distance services by taking advantage of cost savings achieved by carrying voice traffic over the Internet, as compared to carrying calls over long distance networks, such as those owned by AT&T, Sprint and MCI. In recent years, the price of long distance calls has fallen. In response, we have lowered the price of our service offerings. The price of long distance calls may decline to a point where we no longer have a price advantage over these traditional long distance services. We would then have to rely on factors other than price to differentiate our product and service offerings, which we may not be able to do. The market for our software products is highly competitive and, because there are relatively low barriers to entry in the software market, we expect competition to increase significantly in the future. In addition, because our industry is new and evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies or new competitors may be introduced into our markets. Currently, our competition comes from several different market segments, including computer telephony platform developers, computer telephony applications software developers and telecommunications equipment vendors. We cannot assure you that we will be able to compete effectively against current and future competitors.

In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed base of customers than we do. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can, or to devote greater resources to the development, promotion and sale of products than we can.
Current and potential competitors have established, and may in the future establish, cooperative relationships among themselves or with third parties, including mergers or acquisitions, to increase the ability of their products to address the needs of our current or prospective end-user customers. If these competitors were to acquire significant market share, it could have a material adverse effect on our business, financial condition or results of operations. See "Business--Competitive Analysis".

9. We depend on our international operations, which subject us to unpredictable risks from regulatory, financial, operational and political situations, as well as fluctuations in the value of foreign currencies, which in itself could result in losses.

As of September 30, 1999, 100% of our customers were based outside of the United States, generating 100% of our revenues during the twelve months ended on that date. A significant component of our strategy is to continue to expand internationally. We cannot assure you that we will be successful in expanding into additional international markets. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international basis, including:

o     changing regulatory requirements;

o     increased bad debt and subscription fraud;

o     legal uncertainty regarding liability, tariffs and other trade barriers;

o     political instability; and

o     potentially adverse tax consequences.

o     economic and political instability;

o     unexpected changes in foreign regulatory requirements and laws;

o     tariffs and other trade barriers;

o timing, cost and potential difficulty of adapting our software products to the local language in those foreign countries that do not use the alphabet that English uses, such as Japan, Korea,China, Russia, and in the Middle East;

o     lack of acceptance of our products in foreign countries;

o     longer sales cycles and accounts receivable payment cycles;

o     restrictions on the repatriation of funds.

We cannot assure you that one or more of these factors will not materially adversely affect the growth of our business or our customer base.

The expansion of our international operations will require significant management attention and financial resources to establish foreign distribution/sales channels, and hire additional personnel. To date, our products have been licensed outside North America primarily in Latin America, the Middle East and Asia. The United States installations are for the support of other countries at this time. Our Los Angeles Gateway will initiate a revenue stream within three months. We are currently expanding our marketing efforts into Europe and intend to continue to expand our international operations and enter additional international markets. Revenues from international expansion may be inadequate to cover the expenses of international expansion.

Our international revenues are generally denominated in U.S. Dollars, but our international expenses are generally denominated in local foreign currencies. Although foreign currency translation gains and losses have been immaterial to date, fluctuations in exchange rates between the U.S. Dollar and other currencies could have a material adverse effect on our business, financial condition or results of operations, and particularly on our operating margins. To date, we have not sought to hedge the risks associated with fluctuations in exchange rates, but we may undertake to do so in the future. Any hedging techniques we implement in the future may not be successful. Exchange rate fluctuations could also make our products more expensive than competitive products not subject to these fluctuations, which could adversely affect our revenues and profitability in international markets.

10. All of the telephone calls made by our customers are connected through local telephone companies and, at least in part, through leased networks that may become unavailable.

We are not a local telephone company or a registered local exchange carrier. Accordingly, we must route parts of some domestic and international calls made by our customers over leased transmission facilities. Further, because our network does not extend to homes or businesses, we must route calls through a local telephone company to reach our network and, ultimately, to reach their final destinations.

In many of the foreign jurisdictions in which we conduct or plan to conduct business, the primary provider of significant intra-national transmission facilities is the national telephone company. Accordingly, our partners or customers in those foreign jurisdictions may have to lease transmission capacity at artificially high rates from a monopolistic provider and, consequently, they may not be able to generate a profit on those calls. In addition, national telephone companies may not be required by law to lease necessary transmission lines to them or, if applicable law requires national telephone companies to lease transmission facilities to them, they may encounter delays in negotiating leases and interconnection agreements and commencing operations. Additionally, disputes may result with respect to pricing terms and billing.

In the United States, the providers of local telephone service are generally the incumbent local telephone companies, including the regional Bell operating companies. The permitted pricing of local transmission facilities that we lease in the United States is subject to uncertainties. The Federal Communications Commission has issued an order requiring incumbent local telephone companies to price those facilities at total element long-run incremental cost, and the United States Supreme Court recently upheld the FCC's jurisdiction to set a pricing standard for local transmission facilities provided to competitors. However, the incumbent local telephone companies can be expected to bring further legal challenges to the FCC's total element long-run incremental cost standard and, if they succeed, the result may be to increase the cost of incumbent local transmission facilities obtained by us.

11. We may not be able to hire and retain the personnel we need to sustain our business, and the loss of our Chief Executive Officer and President could harm our business.

We depend on the continued services of our executive officers and other key personnel. We have employment agreements with Clifford Y. Pierce, our President and CFO, and Chairman of the Board of Directors; Paul Callihoo, our Executive Vice President of International Marketing , COO, and Director; and Nigel Gray, our Vice President of Technical and Business Development and Director; We need to attract and retain other highly-skilled technical and managerial personnel for whom there is intense competition. If we are unable to attract and retain qualified technical and managerial personnel, we may never achieve profitability. We have applied for key man life insurance policies on the current and prospective officers stated above in the amount of $1.0 million each, which policies should be effective shortly after the effective date of this prospectus. The integration of our new management personnel as we expand, including our hiring of a new CEO, a new CFO (Mr. Pierce will relinquish that position), a new COO (Mr. Callihoo may concentrate on International Marketing), a new Director of Technical Development, and a new Director of Sales, as well as new Executive Vice Presidents and Vice Presidents, as needed, into our management team may interfere with our operations.

We have recently hired a number of new officers, including our Executive Vice President of International Marketing and Chief Operating Officer, Paul Callihoo, who joined us in June of 1999. Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services Clifford Pierce, our President and founder. The loss of the services of any of these individuals could harm our business and operations. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed. We intend to at least triple our sales, marketing, engineering, professional services and product management personnel over the next 12 months. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business cannot continue to grow if we cannot attract qualified personnel. Our failure to attract and retain the highly trained personnel that are integral to our product development and professional services group, which is the group responsible for implementation and customization of, and technical support for, our products and services, may limit the rate at which we can develop and install new products or product enhancements, which would harm our business. We will need to increase our staff to support new customers and the expanding needs of our existing customers, without compromising the quality of our customer service. Since our inception, no full time employees have left or have been terminated, although we expect to lose employees in the future. Hiring qualified professional services personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in Miami and Argentina, where the Company is headquartered, due to the limited number of people available with the necessary technical skills.

Our financial success depends to a large degree on the ability of our resellers and our direct sales force to increase sales to a level required to adequately fund marketing and product development activities. Therefore, our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional resellers direct sales personnel and the success of the resellers and direct sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate. See "Business--Employees".

12. Our business depends on the acceptance of our products and services, and in part on our ability to maintain and improve our current products and develop new products, and it is uncertain whether the market will accept our products and services.

Our total revenue is $6,386 for the twelve months ended June 30, 1999. We are not certain that our target customers will widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and customer acceptance of new and enhanced versions of our products and services. In the future, we may not be successful in marketing our products and services or any new or enhanced products.
 To be competitive, we must develop and introduce on a timely basis new products and product enhancements. Any failure to do so could harm our business. If we experience product delays in the future, we may face:

o     customer dissatisfaction;

o     cancellation of orders and license agreements;

o     negative publicity;

o     loss of revenues;

o     slower market acceptance; and

o     legal action by customers against us.

In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or their enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer. We believe that our future business prospects depend in large part on our ability to maintain and improve our current products and to develop new products on a timely basis. We are continuing to update the ViP software as we deploy more gateways. At this time, there are no identified new releases scheduled.. Our products will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of end-user customer requirements. As a result of the complexities inherent in our products, major new products and product enhancements require long development and testing periods. We may not be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or end-user customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of product enhancements, and our new products and product enhancements may not achieve market acceptance. Significant delays in the general availability of new releases of our products or significant problems in the installation or implementation of new releases of our products could have a material adverse effect on our business, financial condition or results of operations.

13. Our Golden Access Network Control Center could fail and the Internet connections could be inadequate.

Should the Golden Access Network Control Center system fail, a temporary disruption to services would result. The network's design is redundant to ensure that the outage of any one system does not disrupt the overall operation of the network and its users. We are establishing a multi-node Network Control Center with facilities in Miami, Los Angeles and New York, which offers redundant operations to keep the network operational. If any of the individual ViP Gateways experience an outage, the Network Control Center will automatically re-route traffic destined for that location to an alternate Gateway for termination, thus providing a seamless transition, totally invisible to the customer. However, since the inherent nature of the public Internet relies on sufficient bandwidth and capacity to support a viable Voice over IP service, such as exists in North America, Western Europe and some parts of Asia, the quality of service that will be offered by Golden Access in locations where the infrastructure for Internet is quite poor, as in many developing countries, this may result in serious quality and access issues, therefore reducing our chances of successfully deploying the ViP Gateway system in those markets as rapidly as we would otherwise plan.

14. A decline in market acceptance for Microsoft Corporation technologies on which our products rely could have a material adverse effect on us.

ViP currently runs only on Microsoft Windows NT-Registered Trademark-servers. In addition, our products use other Microsoft Corporation technologies, including Microsoft Exchange Server-Registered Trademark- and Microsoft SQLServer-Registered Trademark-. A decline in market acceptance for Microsoft technologies or the increased acceptance of other server technologies could cause us to incur significant development costs and could have a material adverse effect on our ability to market our current products. Although we believe that Microsoft technologies will continue to be widely used by businesses, we cannot assure you that businesses will adopt these technologies as anticipated or will not in the future migrate to other computing technologies that we do not currently support. In addition, our products and technologies must continue to be compatible with new developments in Microsoft technologies.

15.Technical problems, damage to or failure of either our internal or our outsource computer and communications systems could interrupt our service, which could result in reductions in, or terminations of, our services.

The success of our service depends on the efficient and uninterrupted operation of our own and outsource computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, power loss, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. We will be entering into an Internet-hosting agreement with UUNET to maintain our Internet connections to the Company's operation center. Our operations depend on their ability to maintain the Internet connectivity to our operations center free of interruption. UUNET does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our customers and result in reduced revenues. Our success depends on our ability to provide efficient and uninterrupted, high-quality services. The occurrence of any or all of these events could hurt our reputation and cause us to lose customers. See "Business--Products and Services ".

16. If third parties copy or otherwise obtain and use our technology without Authorization, we may not be able to protect our propriety rights or from unauthorized transactions.

We regard our software products as proprietary. In an effort to protect our proprietary rights, we rely primarily on a combination of copyright, trademark and trade secret laws, as well as licensing and other agreements with strategic partners, resellers, consultants, suppliers, end-user customers, and employee and third-party non-disclosure agreements. These laws and agreements provide only limited protection of our proprietary rights. In addition, we have not signed agreements containing these types of protective provisions in every case, and the contractual provisions that are in place and the protection they provide vary and may not provide us with adequate protection in all circumstances.

Although we have recently filed trademarks on our "In and Out" software, a time management (for service businesses) and billing package, we currently have no patents or registered copyrights. Because our means of protecting our proprietary rights may not be adequate, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization. A third party could also develop similar technology independently. In addition, the laws of some countries in which we sell our products do not protect our software and intellectual property rights to the same extent as the laws of the United States. Unauthorized copying, use or reverse engineering of our products could materially adversely affect our business, results of operations or financial condition. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

 We currently have a registered trademark, ViP, and pending trademark applications for our "GOLDENACCESS.COM" logo and design". However, none of our trademarks on application is registered outside of the United States, nor do we have any trademark applications pending outside of the United States.
Moreover, despite any precautions that we have taken:

o software "pirates" often cause irreparable harm in spite of federal laws, and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

o common law trademark rights of our competitors based upon state or foreign laws may precede the federal registration of our marks; and

o policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

We license technology that is embedded in our products from others. If one or more of these licenses terminates or cannot be renewed on satisfactory terms, we would have to modify the affected products to use alternative technology or eliminate the affected product function, either of which could have a material adverse effect on us.

We may be the victim of fraud or theft of service. From time to time, callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. If these efforts are not successful, the theft of our services may cause our revenue to decline significantly.

17. Defending against intellectual property infringement claims could be expensive and could disrupt our business.

We cannot be certain that our products do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business. A third party could claim that our technology infringes its proprietary rights. As the number of software products in our target markets increases and the functionality of these products overlap, we believe that software developers may face infringement claims. For example, various patent rights have been asserted against interfaces between PBX hardware and computer network systems. Although we believe that our products do not infringe any of these patents because, among other reasons, they are based on open standards published by the International Telecommunciations Union (ITU), however, if these patents were interpreted broadly, claims of infringement of these patents could have a material adverse affect on us. Infringement claims, even if without merit, can be time consuming and expensive to defend. A third party asserting infringement claims against us or our customers with respect to our current or future products may require us to enter into costly royalty arrangements or litigation, or otherwise materially adversely affect us. Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that our products or technology infringe. Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed. See "Business--Product - Trademark - Patent."

18.We may pursue acquisitions that by their nature present risks and that may not be successful.

In the future we may pursue acquisitions to diversify our product offerings and customer base or for other strategic purposes. We have no prior history of making acquisitions and we cannot assure you that any future acquisitions will be successful. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition or results of operations:

o We cannot ensure that any acquired businesses will achieve anticipated revenues, earnings or cash flow.

o We may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise, or with a corporate culture different from our own. If we are unable to integrate acquired businesses successfully, we could incur substantial costs and delays or other operational, technical or financial problems.

o Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

o We may finance future acquisitions by issuing common stock for some or all of the purchase price. This could dilute the ownership interests of our stockholders. We may also incur additional debt or be required to recognize amortization expense related to goodwill and other intangible assets purchased in future acquisitions.

o We would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies. We believe this competition will increase, making it more difficult to acquire suitable companies on acceptable terms.

19.If we fail to build skills necessary to sell our services, we will lose revenue opportunities and our sales will suffer.

The skills necessary to market and sell our services are different than those relating to our software products. We license our software products for a fixed fee based on the number of concurrent users and the optional applications purchased. We license ViP based on a per port basis. Our sales force sells both our software products and ViP. Because different skills are necessary to sell ViP versus our software products, our sales and marketing groups may not be able to maintain or increase the level of sales of either ViP or our software products.

20.Our products could have defects for which we are potentially liable and which could result in loss of revenue, increased costs or loss of our credibility or delay in acceptance of our products in the market.

Our license agreements with our end-user customers typically contain provisions designed to limit our exposure to potential product liability and some contract claims. However, not all of these agreements contain these types of provisions and, where present, these provisions vary as to their terms and may not be effective under the laws of some jurisdictions. There could be claims relating to damages to our customers' internal systems. A product liability, warranty, or other claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management. .Such events could have a material adverse effect on our business, financial condition or results of operations.

Our products, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. Despite internal product testing, we have in the past discovered software errors in some of our products after their introduction. Errors in new products or releases could be found after Commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with current or future end-user customers. This could result in a loss of revenue or delay in market acceptance of our products, which could have a material adverse effect upon our business, financial condition or results of operations.

Because our solution consists of our software running on a Windows NT-Registered Trademark- server and Dialogic digital signal/telephony processing boards, it is inherently more prone to performance interruptions for our end-user customers than traditional non-software based products. Performance interruptions at our end-user customer sites, most of which currently do not have back-up systems, could affect demand for our products or give rise to claims against us.

21. If we hire a reseller who fails to market our products and services effectively or who provides poor customer service, our reputation will suffer and we could lose customers.

If we hire a reseller who fails to market our products and services effectively, we could lose market share. Additionally, if a reseller provides poor customer service, we could lose brand equity. Therefore, we must maintain and hire additional resellers throughout the world that are capable of providing high-quality sales and service efforts. If we lose a reseller in a key market, or if a current or future reseller fails to adequately provide customer support, our reputation will suffer and sales of our products and services and our customer base will be substantially diminished.

22. We may not be able to grow our business as planned if we do not maintain successful relationships with our resellers and continue to recruit and train additional resellers

Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with our existing and future resellers and in recruiting and training additional resellers. We rely primarily on resellers to market and support our products. We are still developing and refining our reseller distribution network and may be unable to attract additional resellers with both voice and data expertise that will be able to market our products effectively and that will be qualified to provide timely and cost-effective customer support and service. We generally do not have long-term or exclusive agreements with our resellers, and the loss of specific larger resellers or a significant number of resellers could materially adversely affect our business, financial condition or results of operations.

23. Our success depends on our ability to handle a large number of simultaneous calls through our Gateways, which our systems may not be able to accommodate.

We expect the volume of simultaneous calls to increase significantly as we expand our operations. Our network hardware and software may not be able to accommodate this additional volume. If we fail to maintain an appropriate level of operating performance, or if our service is disrupted, our reputation could be hurt and we could lose customers.

24. There is a risk that we may have a liability that is not covered by insurance.

Although we carry general liability insurance, our insurance may not cover certain potential claims or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Our Industry

25. If the Internet does not continue to grow as a medium for voice communications, our business will suffer and demand for our products and services will decline.

The technology that allows voice communications over the Internet is still in its early stages of development. Historically, the sound quality of Internet calls was poor. As the industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, the Internet's capacity constraints may impede the acceptance of Internet telephony. Callers could experience delays, errors in transmissions or other interruptions in service. Making telephone calls over the Internet must also be accepted as an alternative to traditional telephone service. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our opportunity for profitability will be harmed.

We sell our products and services primarily to organizations that transmit and receive large volumes of telephone calls, especially international calls. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet, which is evolving as a medium of communication. Rapid growth in the use of IP telephony is a recent phenomenon and may not continue. Many of our customers have business models that are based on the continued growth of the Internet. As a result, a broad base of enterprises that use IP telephony as a primary means of communication may not develop or be maintained. In addition, the market may not accept recently introduced products and services that process IP calls, including our products and services.

Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments. If businesses do not continue to accept the Internet as a medium of communication, our business would suffer.

26. Governmental regulations regarding the Internet may be passed, which could impede our business.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our products and services and increased costs of doing business.

To date, governmental regulations have not materially restricted use of the Internet in our market. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet. This could delay growth in demand for our products and services and limit the growth of our revenue.

 In addition to new regulations being adopted, existing laws may be applied to the Internet. See "Business--Government Regulation." New and existing laws may cover issues that include:

o     sales and other taxes;
o     access charges;

o     user privacy;
o     pricing controls;
o     characteristics and quality of products and services;
o     consumer protection;
o contributions to the universal service fund, an FCC-administered fund for the support of local telephone service in rural and high cost areas;
o     cross-border commerce;
o     copyright, trademark and patent infringement; and
o     other claims based on the nature and content of Internet materials.

In September 1998, two regional Bell operating companies advised Internet telephony providers that these companies would impose access charges on Internet telephony traffic. One of these operating companies also petitioned the FCC for a declaratory ruling that providers of interstate Internet telephony must pay federal access charges, and has petitioned the public utilities commissions of Nebraska and Colorado for similar rulings concerning payment of access charges for intrastate Internet telephone calls. The outcome of these proceedings is uncertain. If these states decide that access charges may be levied against Internet telephony providers, we would have to pay money for access in those states. If additional state utility commissions make similar rulings, we may not be able to operate profitably in any state that assesses access charges against us. Future regulation of the Internet may slow its growth, resulting in decreased demand for our products and services and increased costs of doing business. Due to the increasing popularity and use of the Internet, it is possible that state, federal and foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage communication by IP or other Web-based communications, which could reduce demand for our products and services.

The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services.

27. Year 2000 problems may disrupt our operations.

Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

Any failure of our material systems, our customers' material systems or the Internet to be Year 2000 compliant would have material adverse consequences for us. We have not completed all operational tests on our internal systems. Accordingly, we are unable to predict to what extent our business may be affected if our software, the systems that operate in conjunction with our software or our internal systems experience a material Year 2000 failure.

In the course of our business, we test and evaluate our software products for Year 2000 compliance. Based on this testing and evaluation, we believe that the current versions of our products are capable of adequately distinguishing 21st century dates from 20th century dates. We have warranted that all of our current products are Year 2000 compliant. If any of our end-user customers experience Year 2000 problems as a result of their use of our products, those end-user customers could assert claims against us for damages which, if successful, could materially adversely affect our business, financial condition or results of operations. In addition, many of our products have third-party technologies embedded in them, and our products at times are integrated into enterprise systems involving sophisticated hardware and complex software products. We cannot adequately evaluate these technologies or products for Year 2000 compliance. Our two material suppliers have not warranted that their products which could impact the performance of our products are Year 2000 compliant. Our most reasonably likely worst case scenario is that we could lose current or potential customers, incur costs related to replacing third party products or face claims under our warranties, or otherwise, based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system, any of which could have a material adverse effect on our business, financial condition or results of operations. Since we are in the business of selling software, our risk of facing claims relating to Year 2000 issues is greater than that of companies in some other industries.

We have also begun to contact key suppliers and intend to contact our key resellers about their Year 2000 readiness. To date, we are not aware of any material suppliers or resellers with Year 2000 issues that would materially affect us. However, we cannot guarantee that the systems of other companies on which our operations rely will be timely converted or that failure to timely convert would not have a material adverse effect on us.

We believe that the purchasing patterns of end-user customers and potential end-user customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce the funds available to license software products such as those we offer. To the extent Year 2000 issues significantly disrupt decisions to license our products or purchase our services, our business, financial condition or results of operations could be materially adversely affected.

28. If our hardware platform becomes unavailable, our costs may increase and our ability to provide our software and service may diminish.

The hardware platform we utilize is based on the latest industrial grade PC technology available and integrated with the industry leading Dialogic DM3/IPLink telephony and IP interfaces. Dialogic Inc., who is a subsidiary of Intel, with 5% owned by MicroSoft, is one of our strategic marketing and engineering partners. Dialogic's Partner Program is used to mutually increase product sales through joint marketing and development areas. As we sell more ViP gateways, Dialogic sells more product. Substitution of their hardware could adversely affect our competitiveness until similar functioning equipment were available.




29. If we fail to establish and maintain strategic relationships our ability to increase our sales would suffer.

We currently have strategic relationships with Dialogic, Cisco Systems, Inc., Nortel, Inc., Joss Maru Ltd, the Golden Access Group, Inc., Microsoft, and others. We depend on these relationships to:

o     distribute our products to potential customers;
o     increase usage of our services;
o     build brand awareness; and
o     cooperatively market our products and services.

We believe that our success depends, in part, on our ability to develop and maintain strategic relationships with leading Internet companies and computer hardware and software companies, as well as key marketing distribution partners. If any of our strategic relationships are discontinued, sales of our products and services and our ability to maintain or increase our customer base may be substantially diminished.

                       Risks Related to this Registration

30. No prior public market has existed for our shares and an active trading market may not develop or be sustained.

Before this registration, there has been no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained after the effective date of this registration. You may not be able to resell your shares at or above the price at which the shares initiate trading. The initial trading price will be determined through negotiations between the market makers who initiate the trading, and the placement agents and underwriters, to the extent there are agents or underwriters, and us. See "Distribution"

31. Our stock price is likely to be highly volatile and could drop unexpectedly. If our stock price is volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

We have operated as a research and development company, have just recently generated revenues, have not been profitable, and may not be profitable in the future, which may reduce the trading price of our common stock. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and which have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock:

o     quarterly variations in our operating results;
o announcements of technical innovations, new products or services by us or our competitors;
o investor perception of us, the Internet telephony market or the Internet in general;
o     changes in financial estimates by securities analysts; and
o     general economic and market conditions.

Declines in the market price of our common stock could also materially adversely affect employee morale and retention, our access to capital and other aspects of our business.

In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in our industry have been subject to this type of litigation. If the market value of our stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

32. Availability of significant amounts of common stock for sale in the future could adversely affect our stock price.

The availability for future sale, or sales, of a substantial number of shares of our common stock in the public market or otherwise following the effective date of this registration could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale" for information regarding the number of shares of common stock eligible for public sale after the effective date. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Moreover, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of the common stock. These sales, or the perception of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

All of the option holders for the future exercise of shares of our common stock have the right to require us to register their shares of common stock with the Securities and Exchange Commission. In addition, in the future we intend to register all shares of our common stock that we may issue under our stock option plans and employee stock purchase plan. Once we register these shares, they can be freely sold in the public market upon issuance, in some instances subject to lock-up agreements. See "Stock Options". If these holders cause a large number of securities to be sold in the public market, the sales could materially and adversely affect the market price of our common stock. In addition, any of these sales could impede our ability to raise needed capital. See "Shares Eligible for Future Sale" and "Distribution".

33. Our executive officers and directors control us and may make decisions that you do not consider to be in your best interest.

After the effective date, our executive officers, directors, and their affiliates will together control approximately 75.6% of the outstanding common stock, and on a fully diluted basis, 66.6%, not inclusive of options reserved but not granted. If all reserved options are granted, 54.2%. As a result, these stockholders, if they act together, will be able to control all matters requiring approval of a majority of our stockholders, including the election of directors and significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of our Company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of its assets and might affect the market price of our common stock.

34. Antitakeover provisions in our organizational documents and Florida law make any change in control of us more difficult, may discourage bids at a premium over the market price and may adversely affect the market price of our stock. Our certificate of incorporation, our bylaws and Florida law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders

Provisions of our certificate of incorporation, our bylaws and Florida law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our articles of incorporation provides for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. These provisions could discourage takeover attempts and could materially adversely affect the price of our stock.. After the effective date, the board of directors will have the authority to issue up to 1,000,000 shares of preferred stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of Common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase us. These provisions, coupled with the provisions of the Florida General Corporation Law, may delay or impede a merger, tender offer or proxy contest. These factors may further delay or prevent a change of control of our Company.

35. The price of our common stock after the effective date may be lower than the price you pay.

The price of our common stock that will prevail in the market after the effective date may be higher or lower than the price at which the stock initiates trading on the effective date. See "Distribution".

36. We have used our own attorney to draw all the documents with respect to this prospectus and no separate investors' counsel was retained by us.

We have not retained any independent professionals to review or comment on this registration or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such firm nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management herein, and purchasers of the shares should not rely on the firm so retained with respect to any matters herein described.

37. We have a potential for possible delisting of securities from the Nasdaq system and there are risks relating to low-priced stocks, which may affect us.

It is currently anticipated that our Common Stock will be eligible for listing on Nasdaq coincident with or within 90 days of the effective date of this prospectus. We are also filing applications for listing on at least one regional stock exchange. To continue to be listed on Nasdaq, however, we must maintain $2,000,000 in net assets, or a $35,000,000 market capitalization or $500,000 net income in the latest year or 2 of the last three fiscal years. In addition, continued inclusion requires two market makers, a minimum bid price of $1.00 per share, 500,000 shares in the public float with a market value of $1,000,000, and 300 round lot shareholders. The failure to meet these maintenance criteria in the future may result in the delisting of our securities from Nasdaq, and trading, if any, in our securities would thereafter be conducted on the OTC
Bulletin Board, which is owned by Nasdaq. As a result of such delisting, an investor could find it more difficult to dispose of our securities, and our market value may fluctuate widely, as is the case with many OTCBB securities.

If the Common Stock were to become delisted from trading on Nasdaq, and any other regional exchange, and the trading price of the Common Stock were to fall below $5.00 per share on the date our securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq, non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. The foregoing penny stock restrictions will not apply to our securities if such securities are listed on a regional exchange and have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                THE DISTRIBUTION

CATHTECH GROUP, Inc., a new Florida corporation, ("CTG"), was formed as a subsidiary of Cardiac Control Systems, Inc., ("CCS") a Delaware Corporation, to acquire GoldenAccess.Com, Inc., a Florida corporation ("GAC"), which was incorporated in June of 1997, and has been in business continuously since that time. Pursuant to an Agreement of Merger filed with the Secretary of State of Florida on August 26, 1999, and Articles of Merger filed with the Florida Corporation Commission on August 26, 1999, GAC was merged into CTG in a transaction in which Cardiac Control Systems, Inc, issued 87.5% of the issued and outstanding Common Stock of CTG to the shareholders of GAC issued and outstanding Common Stock.

Potter Financial, Inc., as agent, is distributing the 129,300 Shares retained by CCS to its shareholders of record as of August 26, 1999, and retains undistributed shares for future sale. Such sales, if sold, shall be made through NASD members at normal mark ups, mark downs, or brokerage commissions. All shares, except as provided by applicable laws, will be registered in book entry format by the transfer agent and registrar, and shareholders shall be credited their respective shares on the effective date of the Registration Statement of which this Prospectus is a part or as soon thereafter as is possible.

As a result of the Distribution, we will become a public company with approximately 700 shareholders and will file and report under the Securities Exchange Act of 1934. As a reporting company, we intend to have our shares traded in the public marketplace so as to facilitate and enhance potential future acquisitions and the valuation for potential future offerings. Shareholders of Cardiac Control Systems, Inc., that receive Shares will receive such Shares as a stock dividend. No holder of Cardiac Control Systems, Inc., stock will be required to pay cash or other consideration for the shares received in the Distribution or surrender or exchange Cardiac Control Systems, Inc., stock in order to receive Shares. The Issuer is paying the expenses of the Distribution which include legal, accounting, consulting, transfer agent and filing fees.

We are applying for admission to quotation of the Shares on the Nasdaq SmallCap Stock Market; however, there can be no assurance that the Shares will be so listed. See "RISK FACTORS - No Prior Trading Market and "DESCRIPTION OF SECURITIES - Exchange Listing".

              MANAGEMENT DISCUSSION OF ANALYSIS OF CONDITION AND
                              RESULTS OF OPERATIONS

We have experienced substantial changes to, and expansion of, our business and operations since we began our operations in June of 1997. We expect to continue to expand our business and user base, which will require us to increase our personnel, develop software, purchase equipment and license content, which will result in increasing expenses.

The following  discussion is based on and should be read in conjunction with the
supplement   consolidated   financial  statements  included  elsewhere  in  this
prospectus.

                                    OVERVIEW

We were incorporated June 13, 1997, in the State of Florida. Until May 1999, we were a development stage company. Our operations consisted primarily of research and development. In May 1999, we began receiving design and consulting income relating to radio re-broadcasting via the Internet. In June 1999, we received our first Internet Telephony income. To date, we have received most of our revenue from Internet Telephony sales. There was no revenue in 1997 and 1998. Total sales through September 30, 1999 were $13,612.

We had a net loss of $11,748 for the year ending June 30th, 1998, and a loss of $31,243 for the year ending June 30th, 1999. The loss in 1999 primarily resulted from expenditures related to R&D and consulting expenses. Our operations and R&D expenditures have been primarily funded by our partners and shareholders. We expect our strategic partners and shareholders to continue to fund our operations. We may require additional financing from outside sources or from a public offering.

Between May 1999 and September 1999, the following events occurred:

      1. Established a functioning  gateway in Beirut,  Lebanon
      2. Established a functioning gateway in Cali, Columbia
      3. Established a functioning gateway in Buenos  Aires,  Argentina
      4. Established  a  functioning  gateway  in Cordoba,  Argentina
      5. Established a functioning  gateway in Miami, Fl.
      6. Signed  agreements in China,  Honk Kong, and Los Angeles,  Ca.
      7. Began to recruit and interview to expand our sales, marketing and engineering.
      9. Completed testing and ran commercial trials of software
      10.Ended limited commercialization and initiated full commercialization 11.Rollouts in target countries
      12.Purchased assets, trademarks, software, contracts and agreements 13.Merged with CathTech Group, Inc., retained our name.
      14.Expanded Board of Directors and  Management  Team
      15.Initiated Hiring of additional key personnel and expanded reselling network and distributors.

We believe our investments in Research and Development, and our upcoming investments in Sales, Marketing and Engineering will be the basis for our growth. We have plans to increase our efforts in these areas. We anticipate our operating expenses will increase substantially for the foreseeable future. Accordingly, we anticipate our revenue to increase. We cannot assure when and if we will achieve profitability, or that we will be able to sustain profitability. We believe our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance.

Between October, 1999, and May, 2000, we expect the following to occur:

      1. To expand the management team and other personnel to accommodate our growth.
      2. Sign Distributors in Asia, Europe, Eastern Europe, Scandinavia and Africa.
      3. Increase Distributors in South America. 4. Develop strategic alliances with partners who have existing networks utilizing complimentary technology/products.
      5. Create a global Internet Telephony Network including Asia, US,
         Europe and South America.
      6. Expand engineering staff in both Miami and Argentina.
      7. Roll out software products through the distribution network.
      8. Create an image of GoldenAccess.com as a creative, innovative
         Internet and Software Company, as well as an Internet Telephony
         Company.
      9. Create a separate sales staff to market software applications already developed or being developed
      10.Develop a software program for specific Cisco hardware as requested by Cisco on a non-exclusive basis.

RESEARCH AND DEVELOPMENT

Enhancements to our products in the voice/video sector are scheduled within the next six months. Costs to complete these projects are estimated at $250,000.

In connection with our other products, although we have budgeted applications at a cost estimate of $2,750,000, we currently expect all of these costs to be born directly or indirectly by our clients, strategic partners, or shareholders.

NEED FOR ADDITIONAL PERSONNEL

It is anticipated that the number of employees will triple during the next twelve months, even with our outsourcing many tasks.

YEAR 2000 READINESS DISCLOSURE

Year 2000 Compliance. The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

Our State Of  Readiness.  We have  defined  Year  2000  compliance  as  follows:
Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our software and services offered through the U.S., will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such software and services as applicable at any time.

Our internal systems include both information technology systems and non-information technology systems. We have initiated an assessment of our proprietary information technology systems, and expect to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we have sought assurances from such vendors that their technology is Year 2000 compliant. All of our material information technology system vendors have replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expect to be so in a timely manner.

We believe that our internal software and hardware systems will function properly with respect to dates in the Year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the Year 2000. We are in the process of contacting all of our significant suppliers to determine the extent to which our interface systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. Additionally, any Year 2000 problems experienced by our advertising customers could affect the placement of advertisements on our online services.

Accordingly, to the extent the systems of our suppliers and advertising customers are not fully Year 2000 compliant, there can be no assurance that potential system interruptions or the cost necessary to update software will not have a material adverse affect on our business, results of operation or financial condition.

We  are  evaluating  our  non-information   technology  systems  for  Year  2000
compliance. We have not, to date, discovered any material Year 2000 issues with respect to our non-information technology systems.

We are in the process of contacting our material suppliers whose products or services are sold through us to determine if they are Year 2000 compliant. To date, all such suppliers have stated that they are, or expect to be, Year 2000 compliant in a timely manner. Our customers are individual Internet users, and, therefore, we do not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

The Costs To Address Year 2000 Issues. We have incurred no expenses in connection with Year 2000 compliance since its formation through September 30, 1999. The additional costs to make any other software or services Year 2000 compliant by December 31, 1999 will be expensed as incurred, but are not expected to be material.

We are not currently aware of any material operational issues or costs associated with preparing our systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material supplier to be Year 2000 compliant.

Risks Associated With Year 2000 Issues. Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor used in our software and service, or the Internet generally, to be Year 2000 compliant could harm the operation of our software and services or prevent us from generating advertising or commerce sales through our software, or have other unforeseen, adverse consequences to us.

Finally, we are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating vendors in our services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

Contingency Plans. We are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from Year 2000 failure of the electric company or our Internet service providers to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We do plan to complete our contingency plan in accordance with our compliance plan and under the guidance of our consultants in the end of 1999.

                                 CAPITALIZATION

This table represents the capitalization of the Company as of September 30, 1999 as adjusted for the merger, and September 30, 1998 proforma as adjusted for the merger.
Stockholder' Equity: 2,872,500 shares issued: Common Stock: [[$0.001]] par value

                                          September 30, 1999      September
30, 1998
Additional Paid-in Capital
Accumulated Deficit
Total Stockholder's Equity
Shares Issued and Outstanding             2,872,500               2,872,500
Shares Issued and Outstanding a/o
August 26, 1999, the date of the merger               2,872,500
2,872,500

                                    BUSINESS
THE INDUSTRY

The rapid progress of digital communications technology, specifically the Internet, and the continued liberalization of global telecom markets have created exciting new opportunities, which Golden Access intends to exploit. As witnessed recently with the explosive growth of the World Wide Web (WWW) and Internet based technologies in general, the telecommunications industry is ready for a change in how voice, data and video services are transported and offered around the world.

Traditionally, service providers have used switched central offices and dedicated International Private Leased Circuits (IPLCs) to carry voice, data and video traffic, however, with new computer technology and the emergence of the public Internet as a viable transport medium, an opportunity exists to by-pass the current high-overhead, government regulated telecommunications networks in use around the world today.

IP Telephony

Voice over the Internet has significant appeal, especially to markets where long distance rates are comparatively high, and therefore, expanded markets should develop rapidly. IDC (International Data Corp.) forecasted revenues for IP Telephony in 1999 to be $1.89 billion on 5.84 billion minutes of use, expanding to $24.39 billion and 151.7 billion minutes in 2002, which would represent 11% of total call volume worldwide. Some forecasts estimate that IP Telephony could grow to represent over 20% of the total call volume during this same period. Telephone companies, big and small, have undertaken their own Internet Telephony initiatives and will be offering them to consumers. Internet communication takes advantage of a key economic principle that shared resources are more efficient and less expensive than dedicated resources. This provides a strong business model for all service providers and has resulted in an explosion of hardware and software solutions to meet the demands of this growing market.

Demographics and Demand

The forecasted size of the global international long distance market for a recent 12-month period was approximately 62 billion minutes and will continue to grow to over 100 billion minutes in 1999.

The  top  15  traffic   producing   countries  by  the  end  of  1999  represent
approximately 70% of the world's total traffic.

The top 15 countries (outside US/Canada) based on traffic volumes from TeleGeography are : Germany, U.K., France, Italy, Switzerland, Hong Kong, China, Netherlands, Belgium, Japan, Spain, Mexico, Austria, Singapore, and Sweden. Some of these are not necessarily good targets for us since the international rates for countries like the UK and Sweden are so low that there is no margin opportunity. These can be replaced by other markets such as Indonesia, Philippines, Thailand, India, Portugal, and the larger Latin American countries, where the traffic volumes may be lower, but the margins are significantly higher.
 ..............................................................................

MARKET TRENDS

The Internet is a collection of computer networks connecting millions of public and private computers around the world. In its formative stages, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer e-mail. A number of factors, including the proliferation of communication enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users.

The Emergence of the Web. The graphical multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The case and speed of publishing, distributing and communicating text, graphics, audio and video over the Internet has led to a proliferation of Internet-based services, including chat rooms, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as the development of online communities. In addition, by eliminating many of the costs involved in executing routine commercial transactions, such as simple banking services and retail purchases, the Internet is rapidly providing individuals and organizations with a new medium for conducting business.

Growth of the Internet Market. The consumer online and Internet services industry is now in an early stage of an evolution that is embracing both consumers and businesses. It is estimated that the today's number of Internet users exceeds 240 million and could double in the year 2000. This growth is created by the Internet's ability to provide, in a more appealing, cost and time effective manner, many of the functions now provided by mail, telephone and television. It is widely recognized that the evolution of the Internet industry will have enormous implications for the way individuals communicate, work learn, and entertain themselves.

Morgan Stanley Research estimates the demand for online and Internet services to closely follow personal computer ("PC") penetration within the home and office. PC penetration recently reached a rate of nearly one-third of all United States households. This penetration rate is similar to the household TV penetration level in the early 1960s and is expected to increase to a level close to the current TV household penetration level of 98% within the next 10 to 20 years.

Today, the world is populated by some 200 million computers. It is estimated that by the year 2002 this figure will increase to 500 million. Combining these figures with the dramatically expanding use of the Internet, it becomes clear that we are experiencing a never-before-seen phenomenon: the development of a pervasive worldwide communication network which transcends borders and which fundamentally changes the way the world communicates.

TARGET MARKET

Our target customers in these markets will include  Internet  Service  Providers
(ISP), large corporate networks and telecom service providers that presently or plan to carry international telecom traffic.

   On an average basis, our price will be at least 50% of the lowest off-peak rate currently offered in most foreign countries. This should attract significant market share and as rates continue to decrease, we will be positioned to aggressively compete with these lower rates and ensure continued growth in market share. Each market will be addressed on an individual basis due to their unique rate and regulatory structures, but it is expected that gross margins will range from 30%-55%.

Golden Access perceives the following market sectors for IP Telephony:

1. Internet Service Providers (ISPs) who wish to move from a narrow margin dial-up market which averages $20/month per subscriber or the corporate leased-circuit provider to the expansive international telephone market with minimal investment while using their existing IP and Telephony infrastructure.

   The benefit to the Internet Service Provider is that they are able to enter an entirely new business, with subscriber's monthly billings raised exponentially over their existing ISP revenue by becoming an Internet Telephony Service Provider (ITSP).

2. Telecommunications Service provider, either a facilities-based carrier or re-seller, who wish to reduce their cost of international transport by migrating their voice traffic from PSTN to data networks, thus increasing the efficiency of their network utilization. In markets where telecommunication services are de-regulated, Golden Access allows carriers to offer low-priced international long distance service to counter a competitive environment and offer new value added services to increase customer satisfaction.

   The benefit to the Telecommunications Service Provider is that they are able to reduce their international termination cost significantly per revenue minute, thus increasing margins or providing rate flexibility to counter competitive forces. In addition, they can provide an entire suite of new products and applications to compliment their existing service offering.

3. The Corporate Service customer with operations in multiple countries will appreciate the cost savings and reliability offered by combining voice and data on an existing network. By linking remote PBXs over corporate Wide Area Networks (WANS), inter-office communications can be sent using Golden Access. In addition, video conferencing and other value added services become viable tools in the corporate market.

   The  benefit to the  Corporate  Service  customer  is the  reduced  long haul inter-office  costs  and  access  to  a  cost-effective  global  network  for international  long  distance.  Also,  Golden  Access's  suite of value added products, can be suited to meet specific requirements of individual corporations

THE COMPANY

We were incorporated on June 13, 1997 in the State of Florida. On July 30, 1999 we purchased certain limited assets of various foreign entities, including its distributor base, contracts, licenses and agreements, software, hardware, and other equipment. On August 26, 1999, we merged with CathTech Group, Inc., and retained our name and business.

We are providing and will continue to introduce and market new and innovative hi-tech products and services in the rapidly expanding multi-billion dollar Internet Telecommunications and related industries to Internet Service Providers, corporate networks, Telephone companies, small and large businesses, governments and institutions, both nationally and internationally. We specialize in inventive and superior approaches to IP Telephony, offering a complete, fully integrated solution to IP Telephony systems that includes the IP Telephony Gateway, Network Management and billing software, as well as access to a Global Network for call termination. This "one-stop" solution allows our customers and service providers of any size to establish a service or rapidly launch a revenue service with minimal investment or infrastructure, without the need to purchase additional supporting software, hardware and network delivery contracts. This is the Golden Access breakthrough.

Current operations

We are based in Miami, Florida with offices in Argentina and our organization is structured into three functional groups: Sales & Marketing, Operations and Technical Support, and Engineering. We are currently leasing an office facility of 4500 square feet on a year to year basis for $5,488 per month, plus applicable sales tax, for administration, technical support, and customer service. Our offices are located at 6161 Blue Lagoon Drive, suite 190, Miami, Florida 33126 and the telephone number is (305) 264-2401. The facilities are adequate for our current needs and suitable additional space, should it be needed, is expected to be available to accommodate expansion of our operations on commercially reasonable terms. Our offices in Argentina are in Cordoba, where we occupy 2000 sq. ft. and pay $700 per month.

What do we do?

The product differentiation, and the technical challenge, is the provision of an integrated IP Telephony hardware product, software product and global network. We are unique in offering a total solution to the service provider that will enable them to deploy a fully operational system quickly and cost-effectively. Combining this with our inherent capability to rapidly develop leading-edge applications that are complimentary to the core IP Telephony product will result in a continual advantage for our customers within the marketplace.

To complement the core IP Telephone system, we are offering other proprietary software products such as Video/Audio Broadcast, "In and Out" and Interactive Voicemail. We may have to update customer servers to incorporate these software products for them to utilize our services. These products and services are profitable and the cost of the sale is low. Because of the nature of the products and services, marketing is targeted to different markets, and distributed through varying channels.

INTERNATIONAL SERVICES

We will be focusing on establishing a global network of ViP Gateways to carry international voice traffic at rates much lower than currently being offered by the traditional telecom carriers. This International Service will be built upon the deployment of ViP Gateways into countries outside the U.S. through our network of Distributors and Resellers where we will offer global termination for the voice traffic of each ViP Gateway. For destinations where we have a Gateway deployed, the calls will be delivered entirely via the Internet at a significant cost-savings to the customer. This type of traffic will be referred to as "On-Net" traffic. For destinations where we do not have a Gateway deployed, the calls will be routed via the Internet to the Network Control Center(s) in the U.S. and then delivered over the regular IDD network at competitive rates. This type of traffic will be referred to as "Off-Net" traffic. In addition to the basic Voice over Internet service, we will be bundling fax, voice mail and other value added services through our network.

BILLING SERVICES

We will provide Billing Services to the operators of the ViP Gateways in the form of a monthly reconciliation or settlement which will require that we generate a Call Detail Record (CDR) report and invoice based on the calls and charges that were originated by each ViP Gateway operator for that period. Additionally, each ViP Gateway operator will generate a CDR report and invoice based on the calls and charges that were terminated by their respective systems for that period. A subsequent settlement will take place where the amounts for originating and terminating traffic are calculated and a single invoice amount will result for that period.

PRODUCTS AND SERVICES

How Our Products Work

The Golden Access ViP product is an IP Telephony system that provides quality voice communication over the public Internet. The flexible architecture allows for configurations ranging from 4 port analog systems which can support 48,000 minutes/month of traffic up to a 60 port digital (2 x E1) system which can support 720,000 minutes/month. Additional systems can be added to expand the total capacity of the service provider as traffic volumes increase.

There are several applications that can be supported with ViP:

a)    Phone to Phone

      The subscriber makes a local phone call to the Service Provider's ViP system and enters their PIN and destination phone number. The originating ViP system routes the call over the Internet to the ViP system (remote) that is closest to the destination telephone. This routing is determined by the originating system on the basis of lowest cost, load and quality of service. The remote system then sends the call over the local telephone lines to the destination phone. This is just like making a regular phone call and it all takes place in a matter of seconds.

b)    Phone to PC

      The subscriber can call a multimedia equipped PC from a regular telephone by making a local phone call to the Service Provider's ViP system and enters their PIN and the destination Internet address using their telephone keyboard. The routing and termination of the call to the destination computer is the same as above.

c)    PC to Phone

      Subscribers with a multimedia equipped PC can make a call to a regular phone by contacting the Service Provider's ViP system and entering their PIN and destination telephone number via their computer screen. The routing and termination of the call to the destination telephone is the same as above.

d)    Web Browser to Phone

      Subscribers surfing the Web with a multimedia equipped PC and MicroSoft NetMeeting can connect to a company's call center by clicking a call button located on the organization's web site. This allows subscribers to talk to a customer service group, order department or help desk by using their web browser. The application this feature supports will increase the effectiveness of an organization's web site and call center and will improve the way that customers can receive information and conduct business with the company.

The Golden Access GateKeeper software is a network management package that is offered with the ViP product and is necessary to operate the service. GateKeeper allows the Service Provider the capability to administer their subscribers, route their calls, perform billing and accounting and monitor the status of the system, subscriber activity and network connections. The GateKeeper is graphics based and offers the Service Provider easy-to-use screens from which they can operate their service. In addition, GateKeeper provides the interface to Golden Access's Network Control Center, which manages the entire network of Service Provider systems. The software-intensive architecture is characterized by very low incremental cost, both for repeat systems and for expansion of systems already installed. To ensure authorized use of the product, continued operation will be dependent upon a hard-lock that is specific to each licensed system and a challenge-response exchange over IP every 5 minutes. In the event that someone attempts to make unauthorized copies of the Golden Access software or reverse-engineer, these processes will ensure that it is impossible to do so.


Golden Access Product

   The ViP product is an IP Telephony Gateway platform running proprietary Golden Access software using a standard ODBC database on an MS Windows NT operating system.

   The ViP hardware platform is based on standard PC hardware to ensure serviceability worldwide and the Dialogic DM3/IPLink family of IP/Telephony modules. The Digital Signal Processing (DSP) by hardware ensures high scalability without the requirement for larger and more powerful hardware and supports from 2 to hundreds of analog or digital (E1/T1) lines on a single ViP Gateway. It is H.323 compatible and uses industry standard coders from
   G.723.1 with silence compression to GSM and G.711 A/Mu Law.



The Gateway software offers:

o Support for Phone to Phone, PC to Phone, Phone to PC and Web to Phone applications

o Bandwidth management adapted to internet/WAN quality and negotiated to meet the limitations of the weaker party.

o Flexible call termination and destination blocking for Customers and Gateways

The GateKeeper software offers:

o     Integrated Authorization, Authentication and Accounting

o     Integrated Debit/Credit Billing System for Customers and Gateway Network

o     Calling Card Support

o     Manages Customers and Gateways by Groups including multiple price lists

o Comprehensive Network Monitoring and Management system that measures and continuously reports the status of the internet links, remote sites and telephone calls and provides alternate routing/backup in the event of an outage.

Products - Trademark and Patents

Standards for IP Telephony, such as the recently adopted H.323 are published by the International Telecommunications Union (ITU), and the protocol is available to anyone. These standards are published in the public domain, therefore, no patent protection is believed to be available, nor can it be obtained by anyone else.

We have recently filed trademarks on our "In and Out" software, and we have registered a trademark for "ViP", and have pending trademark applications for our "GOLDENACCESS.COM" logo and design. We do not have any trademark applications pending outside the United States.

The Golden Access product is mainly software: as such, physical replication is easy. A software license agreement and hard-lock will be part of any sale, but the ultimate protection will be the fact that all the IP gateways will be connected to the Internet and the Golden Access Network Control Center. A challenge/response exchange will be embedded in the software at the Golden Access Network Control Center, which will give an appropriate authorization for continued operation. Effectively, the software "key" will be in Miami. If this hard-lock comes off, the software stops working.


PRODUCT DEVELOPMENT PLAN

Other products

Golden Access will continue to develop and offer internet-related products and applications that will be marketed in conjunction with the main product line. We intend to use the ViP product as a market entry tool for the sale of "value-added" software applications developed by the Company. These include:

o Internet Video Broadcast - which allows the subscriber to receive live television broadcasts or taped video transmissions over the internet via their multimedia PC from anywhere in the world

o Internet Audio Broadcast - which allows the subscriber to receive live or taped audio broadcasts over the internet via their multimedia PC from anywhere in the world

o Video Conferencing - allows the subscriber to conduct face to face meetings over the internet via their multimedia PC

o Interactive Voice Mail - allows the subscriber to have a "virtual" mailbox, where they can send and retrieve messages from anywhere in the world

o Internet Follow Me - allows calls to be forwarded "real-time" to the subscriber anywhere in the world

o In and Out - an employee activity tracking application specifically suited for the service industry. "In and Out" software combines a time management (for service businesses) and billing package, with telephone call in features and applications.

o  WebSurvey - a security  system  using  webcams  and the  Internet to transmit
   images  to  a  central  monitoring   location.   Multiple  locations  can  be
   simultaneously monitored from anywhere in the world.


DISTRIBUTION METHODS

Our objective is to provide a complete suite of IP telephony products and services that will be marketed to internet service providers, telecom service providers and corporate network providers, who in turn, can resell the service to their respective retail/corporate markets.

Golden Access has several channels to market, which are not mutually exclusive:

   1) Direct  Wholesale Traffic Carrier (FSP).

   To establish a global network of gateways through direct Commercial Service Agreements with service providers in countries outside the United States. Golden Access will sell the IP Telephony Gateway(s) in addition to providing access to our global network at rates billed on per minute usage that will allow the foreign service provider (FSP) to offer a low cost international telephone service to its customers. This global network will provide service to anywhere in the world either via IP through our FSP network or via PSTN from our international gateway facilities in the U.S. Each FSP will also provide a rate table to Golden Access for termination into their respective territories, which will allow us to terminate traffic from the other FSPs on the network direct via IP at a reduced cost. A monthly reconciliation based on traffic volumes and rate tables will be conducted between Golden Access and each FSP, in which we will act as a clearing and settlement house. The FSPs will deal only with Golden Access and not directly with each other.

   2) Regional Marketing Partnerships (RMP) & Distribution

   To establish a global network of Distributors/ Regional Marketing Partners to license the ViP software from Golden Access and integrate into a total system solution for their customers, who would include ISP's, telecom service providers and corporations. This is by far the most attractive channel since the RMP will be responsible for the frontline sales and technical support of the ViP Gateway customers as well as for the marketing and promotional costs in their respective markets. We will only be responsible to provide the software licenses and higher level technical/sales support as required. The ViP customers from this channel will have access to our global network and billing reconciliation, with the advantage in that the RMP would be entitled to a commission on the total revenue generated by the traffic of its customers over our network. This will provide added incentive to the RMP's to continue the promotion of Golden Access after the initial sales since they will be beneficiaries of a recurring revenue stream from the resultant traffic volumes.

   In instances where an ISP, telecom service provider or corporation wishes to establish a domestic network or VPN (Virtual Private Network) based on Golden Access's technology and not access our global network, a Purchase Agreement, including software license, will be established. However, the cost of the software license will be higher than if they were using our network since we will not be collecting the same level of revenues from the traffic. The software license may include a formula based on performance that will provide us with royalties for the first year of traffic that is carried over the private network.


   3.) Marketing in regions outside of North America

   This  will  be  accomplished   through  licensing  agreements  with  strongly
   capitalized parties capable of financing initial orders. Licensing agreements for several markets are already in place.

Competitive Analysis

While all our competitors have products grouped by their status as an End-User, Equipment Provider and/or Network Provider, we have integrated all these components into one solution.

Due to the comprehensive nature of the Golden Access ViP product, in which a fully integrated solution consolidates the following functionality into a single product offering at a very low price

o     IP Telephony Gateway

o     IP Telephony GateKeeper

o     Global Network

There are numerous companies offering only the Gateway functionality, such as Cisco Systems, Nuera and Array Telecom, however it is necessary to obtain 3rd party GateKeeper software to deploy these products in a managed network configuration. Secondly, without the Global Network connectivity, communications is limited to those locations where the actual nodes would be located.

There are others that offer both the Gateway and GateKeeper capability such as Vocaltec Communications, Ascend Communications, Ericsson, Siemens, Inter-Tel and Nortel, however, they lack the Global Network connectivity and are priced at least 50% higher than Golden Access.

There are a few companies that offer Global Network connectivity similar to Golden Access such as Lucent, Franklin Telecom, ITXC, Delta Three and ViP Calling, however, it is only Lucent and Franklin that use their own platforms to offer this service, while the others use 3rd party platforms.

The key competitive factors that will allow Golden Access to establish itself within a market dominated by large companies such as Lucent, Cisco, Nortel and Siemens will be price and our ability to adapt quicker to the dynamic nature of this nascent technology.

IP Telephony products currently offered do not have the full capabilities of Golden Access. This represents a tremendous potential in terms of traffic and market share with relatively few solutions identified at this stage, let alone in commercial service. Golden Access is well positioned to lead the market direction through its "first-in-the-door" approach to the markets as well as its partnership with Dialogic (Intel/Microsoft).


Competitive Issues

The market that we are competing in falls into several categories:

o     VoIP Gateway products
o     VoIP Gatekeeper products
o     VoIP Billing products
o     Enhanced IP Services
o     Transmission Services

Since we are offering a totally integrated solution that encompasses all of these markets, it creates a highly competitive environment for the Company as we must differentiate our product against those that specialize in either one or more of the above mentioned areas.

The primary competitive factors that will determine success in these markets are:

o     Quality of Service
o The ability to meet and anticipate customer needs through multiple service offerings
o     Responsive customer support services
o     Price

Future competition could come from a variety of companies in the Internet equipment and service arena, traditional network equipment providers and the telecommunications service industry. These industries include companies who have greater resources and larger subscriber bases than we have and which have been in operation for many years.

Internet companies such as Net2Phone, NetSpeak, Vocaltec, Clarent and Lucent all currently offer certain portions of the complete communications solution provided by us and through ongoing consolidation and partnerships that is becoming prevalent in this industry, will be able to provide the total solution within a relatively short period of time.

Internet service companies such as ITXC, ViP Calling, RSL Communications, USA Global Link, iPASS and GRIC have all established global IP-based networks which are rapidly expanding in terms of traffic volumes and coverage. By partnering with some of the larger equipment providers such as Vocaltec, Clarent and Cisco, they are positioned to become dominant influences on the Internet services landscape.

Networking companies such as Cisco, Motorola, Nortel, Siemens, Ericsson and Nokia are able to build upon their existing large base of customers, traditionally in the PTT/Telco market by offering products that can be easily added to existing infrastructures and switching networks in the forms of IP upgrades. Additionally, Motorola, Ericsson, Qualcomm and Nokia are focusing on the emergence of wireless IP applications, which is projected to be a significant part of the 3G (3rd generation) IP services.

Traditional telecommunications carriers such as AT&T, Sprint, MCI, Frontier and USA West are all in the process of implementing strategies to offer enhanced Internet services including VoIP and Unified Messaging. Due to their extensive network infrastructure, specifically in the area of IP bandwidth, and their large traffic base, they are extremely well positioned to obtain the technologies they need either through acquisition or partnering. These carriers will be the driving force behind the growing trend towards consolidation within the industry since they represent such a major portion of the telecommunications market and have substantially greater financial, technical and marketing resources.

These and other competitors may be able to bundle their services and products that are not offered by us, which could place us at a significant competitive disadvantage. Many of our competitors enjoy economies of scale that can result in lower cost structure for transmission and related costs, which could cause significant pricing pressure within the industry. When compounded with decreasing rates for international termination and the subsequent increased price competition, this may result in a further reduction of prices, profit margins and market share.

STRATEGIC PARTNERS

We have recently entered into contract discussions with Cisco to become a Cisco Value Added Partner (CVAP). Cisco's interest in Golden Access is directly linked to the Gatekeeper/Billing software that is integrated onto the ViP product, which, they would like to have integrated to work with their standard Router Product line. Eventually, they would like it to be integrated to work with their VoIP Router product. This represents a unique opportunity for Golden Access to develop an interface for our existing software so that it works with the Cisco products. Cisco's intent would be to provide their Router customers with a list of CVAPs that can be contacted to provide them with the network level software package for management and billing. This potentially creates another revenue stream from the sales of software licenses to Cisco Router customers; allows us to carry their international traffic over our global termination network once they have installed our software onto their Cisco networks; and provides enhanced visibility and credibility through our association with Cisco.

We have similar agreement with Dialogic, where we are also a member of their "Partner Program" which is used to mutually increase product sales through joint development and marketing.

We also have strategic relationships with Nortel, Inc., Joss Maru, Ltd., the GoldenAccess Group and Microsoft (from whom we licensed a number of software programs upon which our platform is utilized), and others. We utilize these relationships to distribute our products, to pay some of our development costs, to increase our product awareness acceptance in the marketplace and to build cooperative joint efforts which would potentially give us a competitive advantage to our existing and potential customers.

We believe that this is a significant benefit and gives us a leveraged position competitively.

GOVERNMENT REGULATION

Federal

We provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. We currently are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future we could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunication service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to our entry into the Internet telephone market. The FCC has requested comments on this position, but has not set a deadline for issuing a final decision. Also, a number of local telephone carriers have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.

The FCC regulates the licensing construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the 1934 Act, as amended and the roles, regulations and policies promulgated by the FCC thereunder. Included in the regulations is the use of the electromagnetic spectrum in the United States, including the frequency band currently used by our radio products. Part 15 of the FCC regulations defines frequency bands in which unlicensed operation of radio equipment that meets certain technical and operational requirements is permitted. We utilize CDPD for the majority of our wireless transmissions which is currently under FCC regulations.

In the international markets, there are various categories of government regulations. In those countries that have accepted certain worldwide standards, such as the FCC rulings or those from the European Telecommunications Standards Institute, we are not expected to experience significant regulatory issues in bringing our products to market. Approval in these markets involves retaining local testing agencies to verify specific product compliance. However, many developing countries, including the large markets in India and China, have not fully developed or have no frequency allocation, equipment certification or telecommunications regulatory standards. In these types of markets, we will actively work both directly and with industry standard bodies, to conform regulations to worldwide standards.

State and Local

The scope of the regulatory authority covers such matters as the terms and conditions of interconnection between Local Exchange Carriers ("LECs") and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to the availability of capacity on a wholesale basis. In these areas, particularly, the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between local exchange carriers and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of number portability to permit customers to retain their telephone numbers when they change service providers, and alterations in the structure of universal service funding among other matters.

We may become an active participant in proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. We are unable at this point to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings. To keep it apprised of developments in this area, we will retain special FCC counsel in the event we deem it necessary.


Recent Events

The 1996 Act mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a federal-state joint board. The FCC released a tentative implementation schedule on February 12, 1996. Much of this implementation must be completed in numerous virtually simultaneous proceedings with short, 6 to 18 month, deadlines. These proceedings are expected to address issues and proposals already before the FCC in pending rule making proceedings affecting the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

The primary purpose and effect of the new law is to open all telecommunications markets to competition including the local wireline loop. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to hold notice and comment proceedings and to preempt all inconsistent state and local laws and regulations. Only narrow powers are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are both consistent with the 1996 Act's universal service provision and necessary for universal service, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or adopt new requirements under this section is not clearly spelled out. Before it preempts a state or local requirements as violating the entry barrier prohibition, the FCC must hold a notice and comment proceeding.

The recently enacted Telecommunications Act contains certain provisions that lift, or establish procedures for lifting certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The

Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service. In addition, the Telecommunications Act allows the RBOCs to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business.

Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet access industry, Including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on us. See "Risk Factors -- Competition."

                          RECENT ACQUISITION OF ASSETS

On July 30th 1999, we purchased certain equipment,from our majority shareholder, Clifford Pierce, developed software, various customer contracts, licenses and agreements, as well as applicable pending trademarks, which constitute the majority of the resources upon which we are building our distribution network. We purchased the equipment for $ 877,000; the software and related intellectual property for $ 540,100; and the discounted present value of the customers' contracts and agreements for $9,154,000, for a total purchase price of $10,571,100. We paid for this purchase with 2,166,700 shares of our common stock. We may issue additional warrants or options should adjustments to the value of the assets be required as a result of the final result of valuations we are receiving concerning these assets.

We also assumed two leases, one in Miami and one in Cordoba, Argentina. We assumed no other liabilities as part of the asset purchase.

Because the majority of the assets were under the common control of our majority share holder, Clifford Pierce, we may not be able to book the true market value of the purchase price of the software and intellectual property components within the overall purchase, but may be forced to book the lower cost basis for the development of such software and intellectual property. Therefore, our balance sheet will not reflect several million dollars of market value that could be realized if we sold such software and intellectual property to a disinterested, arms length third party, or if we liquidated the company's assets.

PROPRIETARY INFORMATION

We have developed custom designed software for use with Internet access, and relies on a combination of copyright, trademark, patent and trade secrets and contractual restrictions to establish and protect our licensed and trademarked technology. It is our policy to execute agreements with employees and consultants upon the commencement of their relationships with us. These agreements provide that confidential information developed or made known during the course of a relationship with us is to be owned by the Company or its respective subsidiaries and kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

EMPLOYEES

As of November 1, 1999, we employed a staff of 21 of whom 19 are employees, four of whom are in Argentina, five of whom are in management, 3 in administration, 3 in marketing, 2 in customer service, 4 on the technical staff, and 2 outside consultants.

None of our employees are represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good.

FACILITIES

We are currently leasing an office facility of 4500 square feet on a year to year basis for $5,488 per month plus applicable sales tax, for administration, technical support, and customer service. Our offices are located at 6161 Blue Lagoon Drive, suite 190, Miami, Florida 33126 and the telephone number is (305) 264-2401. The facilities are adequate for our current needs and suitable additional space, should it be needed, is expected to be available to accommodate expansion of our operations on commercially reasonable terms.

Our offices in Argentina are in Cordoba, where we occupy 2000 sq. ft. and pay $700 per month.

                             SELLING SECURITYHOLDERS

We have agreed to register shares of some of our current stockholders for resale at the same time as the stock dividend distribution in this prospectus and to pay all offering expenses. These shareholders are selling 385,100 shares.

We will not receive any of the proceeds of their sales.
Although we have fixed the price of our stock, selling stockholders are free to sell at any price they desire. Sales by selling stockholders at a price lower than indicated in this prospectus could adversely impact our ability to sell our stock in the future than if there were not such a concurrent registration.

The following table sets forth the name of each selling shareholder and the number of their shares being sold in connection with this prospectus.

           NAME                   Number of Shares   Number of Restricted Shares
Potter Financial, Inc.              143,000                       0
Dorf Financial, Inc.                 97,000                       46,000
Barry Potter                        118,200                       0
The Tory Trust                       26,900                       24,800
The CCS Group of Shareholders       114,900                       0
                                    ------------------------------------
          TOTAL                     500,000                       70,800

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our Common Stock as of October, 1999, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of shares authorized is 10,000,000 shares of Common Stock, each of which is $.001 per share par value. 2,872,500 shares of Common Stock have been issued and are outstanding as follows:

5%OR MORE

CLIFFORD PIERCE (1)= 2,170,700 shares (representing 75.6% of the outstanding shares) plus 120,000 options (See "Stock Options") (representing 61.2% of the fully diluted shares, not inclusive of options reserved but not yet granted).

=============================-------------------------------------=============
                                 Number of
                             Registered Shares  Number of Shares
        Shareholder              with this         that Remain    Total Shares
                                Registration       Restricted
=============================-------------------------------------=============
Clifford Y. Pierce (1)                       0          2,170,700 2,170,700(2)
=============================-------------------------------------=============
Paul Callihoo (1)            0                                  0        0 (3)
=============================-------------------------------------=============
Nigel Gray (1)                                0                 0        0 (4)
=============================-------------------------------------=============
David Heath (1)                              0                  0       0 (5)
------------------------------------------------------------------=============
Seymour Kantor (1)                            0                 0        0 (5)
------------------------------------------------------------------=============
===============================================================================
All Management and                            0         2,170,700    2,170,000
Directors as a Group                                                       (6)
===============================================================================
===============================================================================
All other small                         500,000           201,800 701,800 (7)
shareholders as a group
===============================================================================

(1) Directors and Officers
(2) Has Options for 120,000 shares (see "Stock Options" and "Certain Transactions") (3) Has options for 150,000 shares (see "Stock Options" and "Certain Transactions") (4) Has options for 50,000 shares (see "Stock Options" and "Certain Transactions") (5) Has options reserved within the reserved block of options, but not yet allocated, in an undetermined amount.
(6) As footnoted above.
(7) Have options for 550,000 shares (see "Stock Options" and "Certain Transactions")

                        MANAGEMENT AND BOARD OF DIRECTORS

There are currently five (5) authorized and occupied seats on the Board of Directors. The following tables set forth information with respect to the directors and executive officers.

All directors will hold office until the expiration of their respective terms, and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors. Mr. Heath and Mr. Kantor, as outside Directors, serve on the audit committee.

                               BOARD OF DIRECTORS
             ==================------------------------==============
                   NAME          AGE      COMMENCED        TERM
             ==================------------------------==============
             Clifford Pierce      60      June 1997      Sept 2002
             ==================------------------------==============
             Paul Callihoo        42     August 1999     Sept 2001
             ==================------------------------==============
             Nigel Gray           45     August 1999     Sept 2001
             ==================------------------------==============
             David Heath          43     August 1999     Sept 2000
             ========================================================
             Seymour Kantor       48     August 1999     Sept 2000
             ========================================================


                                   MANAGEMENT

The senior  management team has excellent  credentials and a proven  performance
record  in  product  development,   telecommunications   networking  and  global
marketing.


=====================--------------------------------------================
       NAME             AGE              OFFICE               COMMENCED
=====================--------------------------------------================
Clifford Pierce      60       Chairman, President & Chief  June 1997
                                Financial Officer
=====================--------------------------------------================
Paul Calihoo         42       Executive VP of              June 1999
                            International Marketing &
                             Chief Operating Officer
===========================================================================
Nigel Gray           45       Vice President               December 1998
===========================================================================

The Officers and Directors of the Company are set forth below.

CLIFFORD Y. PIERCE, 60. Mr. Pierce is President, CFO, and Chairman of the Board of Directors of Goldenaccess.com. As company founder, he integrated the resources and technology into the platform that supports our products' rollout to its distributor base. Mr. Pierce's business background includes over 35 years of related experience in establishing and maintaining start-up businesses involved in manufacturing, sales and marketing, network marketing, and finance.
He is a Certified Public Accountant, licensed in the State of Florida. Receiving his certification on September 23, 1973. He received his Bachelor of Science from Long Island University in 1962, and completed most of his pre-doctoral studies. Mr. Pierce was elected to the National Honor Society - Pi Gamma Mu.

He worked for major accounting firms and developed a wide area of expertise , before forming his own firm in 1975. Mr. Pierce is a founder and director of several companies and is President of a computer component import-export firm which has sales volume of over $10,000,000 annually. Mr. Pierce currently acts to coordinate our research and development team with the needs of the marketplace.

Paul Callihoo, Executive Vice President, Director, 42. Paul joined Golden Access to establish the business development and sales & marketing programs, while developing a global distribution and sales channel network by partnering with key system integration companies within Asia, North America, Latin America and Europe. He developed the business model that defines our line of products and services. Paul directed the market trial and commercial launch phases of ViP. Prior to joining us, he served as Executive VP, Sales & Marketing, for CYBERFAX INC/TELSTAR COMMUNICATIONS, in Montreal, Canada; as VP, for International Business Development for ALPHANET TELECOM INC., of Toronto, Ontario, Canada, where he launched a next generation telecommunications service using Voice over IP (VoIP) and developed strategic acquisitions, joint ventures and partnerships; as Director, Business Development, for CANADIAN MARCONI COMPANY (CMC) of Kanata, Ontario, Canada, where he had P/L responsibility for the Commercial Communications Division with annual revenues of over $30M.

Previously, he Implemented and supported online operations of AIR CANADA's reservations system in Winnipeg, Manitoba, Canada; and served over 5 years in the Department of Defense, in Ottawa, Ontario, Canada, as a systems engineer maintaining various levels of communications equipment.

He received his degree in Electrical Engineering from Ryerson Polytechnical University, Toronto, Ontario. He intends to devote full time to the Company acting in an executive capacity.

Nigel J. Gray, Marketing Director, 45. Nigel Gray is presently the marketing director of Golden Access. His background in the computer industry dates from 1974. He started as a general manager of one of the first Apple Distributors in the country and worked for many successful firms such as Miami Micro Distributors, Ameritech Exports, Jair Electronics Corporation, and U.S, Computers.

After graduating from Colorado State University, Mr. Gray completed his master's at Florida International University. His twenty-five years experience in the computer software and hardware industry has pioneered network development and new state of the art products.

David W. Heath, Director, 43. David Heath, through Heath & Company, provides operational and development consulting services for the real estate industry. Mr. Heath has an extensive hospitality management background having worked for more than ten years in various management capacities in hotel and restaurant operations. He managed the Florida hospitality consulting practice of Arthur

Andersen LLP, and directed numerous consulting engagements in Florida and the Caribbean. Mr. Heath 's areas of specialization and expertise include the analysis of operational effectiveness; the design, development and implementation of automated labor productivity management systems; and strategic planning, market repositioning and workouts for distressed companies. For the Boca Raton Resort & Club in Boca Raton, FL, a 963-room resort, he implemented a new automated productivity management system. For the Four Seasons Resort & Club, in Irving, Texas, he developed a plan for the resort's $10 million expansion.

Mr. Heath graduated from University of Massachusetts and completed his MBA at Northeastern University.

Seymour Kantor, Director, 48. Mr. Kantor is the president of Advance Tec, a hi-tech engineering firm serving the cellular and two way radio industry
for the last eight years.   He previously owned Joy Silkscreen, Inc, for
three years.

Mr. Kantor is originally from Johannesburg, South Africa. He graduated from the University of Witwatersrand Law School and practiced law in South Africa
for 12 years.   He emigrated to the United States in 1987.

DIRECTORS' COMPENSATION

Our employee directors receive no compensation for their services as directors. Our outside directors shall receive compensation for their services as prescribed by our board of directors. As of the date of this filing, no Board member has received compensation for his role on the Board. Members of the Executive Advisory Board will receive payment for their services, as well as reimbursement for travel and other expenses incurred in connection with attendance at each meeting.

EXECUTIVE ADVISORY BOARD

We will establish an informal Executive Advisory Board, appointed by Mr. Pierce and Mr. Callihoo. The role of the Executive Advisory Board is to be available to assist our management with general business and strategic planning advice upon request from time to time. Accordingly, the Executive Advisory Board Members intend to devote themselves part-time to the affairs of the Company, as needed. To date, we have asked Barry Potter and Ross, Forster, Scillia & Brooks, Inc., respectively, to act in such capacities.

EXECUTIVE COMPENSATION

Through June 30, 1999, no officer or director received any remuneration.



=================-----------------------------------------===============
 NAME and POSITION   Year        Salary         Bonus      Other annual
                                                          Compensation
=================-----------------------------------------===============
Clifford Pierce      2000        96,000        None in        (1)(4)
                     ----
  President                                    2000(2)
=================-----------------------------------------===============
Paul Callihoo        2000        60,000        None in      (1) (3)(4)
                     ----
  Vice President                             2000(2)(3)
=========================================================================
Nigel Gray
  Vice                                         None in
President of         2000        48,000        2000(2)      (1) (3)(4)
                     ----
  Marketing
=========================================================================



FOOTNOTES:
1. Also included in the year 2000 compensation package is up to $18,000 per annum for reimbursements of automobile expenses and approximately $12,000 per annum for premium payments on the Company's group Health and Dental Policy. Other employees receive automobile reimbursements to this extent although most employees are reimbursed for only some automobile related expenses. No other employees at this time have any portion of their personal or family coverage paid for by us and they contribute to the full cost of the plan they select.
2. Future Bonuses will be comprised of subjective and profitability bonuses. The subjective bonus is generally composed of qualitative performance objectives reset by the Board of Directors on an annual basis, and would vary from year to year both in nature and amount to be earned. Fiscal 2000 is the first year for which Mr. Pierce will be eligible for such a bonus feature. The profitability bonus is earned by the attainment of Board of Director prescribed revenues and profits, and can be modified on an annual basis both in nature and amount.
3. Also comprised of commissions and commission overrides. 4. As of the date of this filing, no Board member has received compensation for his role on the board.

EMPLOYMENT AGREEMENTS

We plan to enter into employment agreements with each of Messrs. Pierce, Callihoo, and Gray which provide for an annual base compensation of $96,000, $60,000, and $48,000, respectively, and such bonuses as the Board of Directors may from time to time determine. When we hire our new CFO, Director of Sales, and any other Key executives, we will execute appropriate agreements for each upon their employment.

=============================---------------------------------==================
                              Clifford Pierce     Paul Callihoo      Nigel Grey

=============================---------------------------------==================
Term                                 3                  3                 3
=============================---------------------------------==================
Annual Compensation               $96,000            $60,000           $48,000
=============================---------------------------------==================
CPI Adjustments                      No                No                No
=============================---------------------------------==================
Deferred Compensation               Yes                Yes               Yes
=============================---------------------------------==================
Subjective Bonus              Up to $100,000    Up to $100,000     Up to $50,000
=============================---------------------------------==================
Profitability Bonus           $50,000 plus a    $50,000 plus a    $10,000 plus a
                                 percentage        percentage        percentage
============================----------------------------------==================
Benefits                            Yes                Yes               Yes
=============================---------------------------------==================
Automobile                          Yes                Yes               Yes
--------------------------------------------------------------==================
Health and Dental Coverage          Yes                Yes               Yes
--------------------------------------------------------------==================
================================================================================
Health/Dental Premium               None              None              None
Paid By Employee
================================================================================

STOCK OPTIONS

We have not adopted any formal stock options plans to reward and provide incentives to our officers, directors, employees, consultants and other eligible participants, but we anticipate doing so as follows: (a) the Executive Stock Incentive Plan, (b) the 1999 Incentive Stock Option Plan, and (c) the 1999 Stock Incentive Plan. The Company has reserved 1,720,000 shares for issuance under the plans. Awards under each plan may be in the form of incentive stock options or non-qualified stock options. The plans will be administered by the Company's Board of Directors, which is authorized to select the plan recipients, the time or times at which awards may be granted and the number of shares to be subject to each option awarded. We have granted some of these already, despite not having a fully documented plan at this time.

Five Year Options to purchase stock @ $0.25, exercisable 180 days subsequent to the effective date of our first registration statement, granted July 1, 1999.
      Clifford Pierce                     120,000 shares
      Reserved for other Executives       630,000 shares

Five Year Options to purchase stock @ $0.25, 20% of which may be exercised August 1, 2000, and 80% may be exercised August 1, 2001,but not earlier than 180 days subsequent to the effective date of our first registration statement, granted July 1, 1999.
      Paul Callihoo                       150,000 shares
      Nigel Gray                      50,000 shares

500,000 Five Year Options to purchase stock @ $5.00, exercisable 90 days subsequent to the effective date of our first registration statement, granted July 1, 1999 to Barry Potter.

50,000 Five Year Options to purchase stock @ $0.25, exercisable 90 days subsequent to the effective date of our first registration statement, granted July 1, 1999 to Southeastern Venture Corporation.
      Reserved for Non-Key and Technical employees    220,000 shares

INDEMNIFICATION OF OFFICERS AND DIRECTORS

At present we have not entered into individual indemnity agreements with our Officers or Directors. However, we shall indemnify, to the fullest extent under Florida law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS AND OFFICERS INSURANCE

We are exploring the possibility of obtaining directors and officers ("D&O") liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance company to provide said coverage as of the date of this Prospectus. There is no assurance that we will be able to obtain such insurance.

KEYMAN LIFE INSURANCE

Keyman Life Insurance is expected to be purchased after the effective date of this prospectus in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the cross purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.).

CERTAIN TRANSACTIONS

On June 13,1997, the Board of Directors authorized the issuance of an aggregate of 4,000 shares of Common Stock as founder's stock at a price of $.001 per share, to Clifford Pierce.

On August 20, 1999, the Board of Directors of CathTech, Group, Inc., authorized the issuance of an aggregate of 2,872,500 shares of Common Stock as founder's stock to its founders, employees, and advisors to the Company at a price of $.001 per share, to approximately 7 individuals and other entities, of which, 2,166,700 shares were exchanged for the assets acquired by our Company, from our president, in July of 1999.

On August 26, 1999, we merged with CathTech, Inc., and retained our name and business. On the effective date of this prospectus, 129,300 shares of our stock will be distributed as a stock dividend to the shareholders of Cardiac Control Systems, Inc., and their agent, of record of August 26, 1999. We have adopted a policy that all future transactions between the Company and officers, directors and 5% shareholders will be on terms no less favorable that could be obtained from unaffiliated third parties and will be approved by a majority or independent, disinterested directors of the Company.

                            DESCRIPTION OF SECURITIES

All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Florida law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

COMMON STOCK

We are authorized to issue 10,000,000 shares of Common Stock, at a par value $.001 per share. As of the date of this Prospectus, there are 2,872,500 shares of Common Stock outstanding. After giving effect to the exercise of all outstanding options and warrants (1,720,000 shares), the issued and outstanding capital stock of the Company would consist of 4,592,500 shares of Common Stock.

         YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

         YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

         YOU HAVE RIGHTS IF WE ARE LIQUIDATED. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our Common Stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus, will be, fully paid and non-assessable.
Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

         YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of common stock, result in a dilution of our percentage ownership that you hold.

         YOU HAVE NO RIGHT TO ELECT AN ENTIRE NEW BOARD OF DIRECTORS IN ANY GIVEN YEAR. Provisions of our certificate of incorporation, our bylaws and Florida law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our articles of incorporation provide for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting.

Shares Eligible For Future Sale

We have 2,872,500 shares of Common Stock issued and outstanding. The shares of Common Stock registered in this Prospectus will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

There will be approximately 2,372,500 shares of Common Stock outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, of which 2,170,700 are owned by our President. As such, 201,800 restricted shares are owned by Shareholders who could sell their shares under rule 144 after a one year holding period has elapsed.

The shares of Common Stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, shares underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

As of the date hereof and upon effectiveness of this prospectus, none of our shares of Common Stock (other than those which are qualified by the SEC in connection with this registration) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the shares of Common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their shares of our Common Stock or any securities convertible into Common Stock for a period of 12 months from the date hereof.

Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

There has been no public market for our Common Stock. With a relatively minimal public float and without a professional underwriter, there is little or no likelihood that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the Common Stock will develop. If a public market for the Common Stock does develop at a future time, sales of shares by shareholders of substantial amounts of our Common Stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

                                EXCHANGE LISTING

It is currently anticipated that our Common Stock will be eligible for listing on Nasdaq coincident with or within 90 days of the effective date of this prospectus. We are also filing applications for listing on at least one regional stock exchange. To continue to be listed on Nasdaq, however, we must maintain $2,000,000 in net assets, or a $35,000,000 market capitalization or $500,000 net income in the latest year or 2 of the last three fiscal years. In addition, continued inclusion requires two market makers, a minimum bid price of $1.00 per share, 500,000 shares in the public float with a market value of $1,000,000, and 300 round lot shareholders. The failure to meet these maintenance criteria in the future may result in the delisting of our securities from Nasdaq, and trading, if any, in our securities would thereafter be conducted on the OTC
Bulletin Board, which is owned by Nasdaq. As a result of such delisting, an investor could find it more difficult to dispose of our securities, and our market value may fluctuate widely, as is the case with many OTCBB securities.

If our Common Stock were to become delisted from trading on Nasdaq, and any other regional exchange, and the trading price of the Common Stock were to fall below $5.00 per share on the date our securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq, non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. Disclosure is also required to be made about commissions payable to both the Broker/Dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The foregoing penny stock restrictions will not apply to our securities if such securities are listed on a regional exchange and have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions.
                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.

                              STOCK TRANSFER AGENT

Our transfer agent and registrar of the Common Stock is Sun Trust Bank, Mail Code 258, PO box 4625, Atlanta, Georgia 30302 .

                                     EXPERTS

Our financial statements (development stage companies) as of and for the years ending June 30, 1998 and 1999, have been audited by Kingery, Crouse & Hohl, P.A., CPAs, Tampa, FL our independent auditors, as set forth in their report included herein and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                            LEGAL MATTERS

There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

The Law Offices of Gary M Appelblatt, Esq., 3610 American River Dr., Suite 112, Sacramento, Ca. 95864 [E-mail Address: Gary@Appelblatt.com], will pass upon certain legal matters relating to this prospectus.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the Common Stock registered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the Common Stock registered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including our Company. The address of such site is [http://www.sec.gov].

We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request should be directed to our Chief Financial Officer at our offices in Miami.

                            GOLDENACCESS.COM, INC.
                       (A Development Stage Enterprise)

                              TABLE OF CONTENTS

------------------------------------------------------------------------------



                                                                           Page

Independent Auditors' Report                                                F-2

Financial Statements as of and for the year ended June 30, 1999 and for the respective periods June 13, 1997 (date of incorporation) to June 30, 1998 and 1999:

    Balance Sheet                                                           F-3

    Statements of Operations                                                F-4

    Statements of Stockholder's Deficit                                     F-5

    Statements of Cash Flows                                                F-6

    Notes to Financial Statements                                           F-7




------------------------------------------------------------------------------

                  [Letterhead of Kingery, Crouse & Hohl, P.A.]

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of GoldenAccess.Com, Inc.:

We have audited the accompanying balance sheet of GoldenAccess.Com, Inc., a development stage enterprise (the "Company"), as of June 30, 1999 and the related statements of operations, stockholder's deficit and cash flows for the year then ended, and for the respective periods June 13, 1997 (date of incorporation) to June 30, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of the Company, as of June 30, 1999 and the results of its operations and its cash flows for the year then ended, and for the respective periods June 13, 1997 (date of incorporation) to June 30, 1998 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has generated recurring losses from operations and has a stockholder's deficit as of June 30, 1999. In addition, the Company will require a significant amount of capital to proceed with its business plan. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl P.A.


November 12, 1999

                                    GOLDENACCESS.COM
                        (A Development Stage Enterprise)

                           BALANCE SHEET AS OF JUNE 30, 1999

--------------------------------------------------------------------------------

   ASSETS

   Cash and cash equivalents                                      $   4,149
   Receivables                                                        2,400
   Equipment (net of
   accumulated depreciation of $948)                                 11,052
                                                                  ----------

   TOTAL                                                          $  17,601
                                                                  ==========


   LIABILITIES AND STOCKHOLDER'S DEFICIT

   LIABILITIES -
   Stockholder advances                                           $  54,592
                                                                  ----------

   STOCKHOLDER'S DEFICIT:
   Common stock - $.001 par value 100,000,000
   shares authorized; 4,000 shares issued and outstanding                 4
   Additional paid-in capital                                         5,996
   Deficit accumulated during the development stage                 (42,991)
                                                                  ----------
      Total stockholder's deficit                                   (36,991)
                                                                  ----------

   TOTAL                                                          $  17,601
                                                                  ==========



   ----------------------------------------------------------------------------

   See notes to financial statements.

                                GOLDENACCESS.COM, INC.
                           (A Development Stage Enterprise)

                               STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------

                                                              For the        For the
                                              For the       period June    period June
                                             year ended      13, 1997       13, 1997
                                              June 30,       (date of       (date of
                                                1999       incorporation) incorporation)
                                                                to             to
                                                           June 30, 1998  June 30, 1998
                                            -------------- -------------- --------------
REVENUES:
   Telephone service                              $ 2,857                        $2,857
   Consulting - related party                       3,000                         3,000
   Design                                             529                           529
                                            --------------                --------------
        Total revenues                              6,386                         6,386
                                            --------------                --------------


OPERATING EXPENSES:
   Research and development - related              28,902        $11,385         40,287
     party
   Organization costs                               3,235            159          3,394
   Depreciation                                       948                           948
   Professional fees                                1,050                         1,050
   Advertising                                        787                           787
   Office and administration                        1,540            204          1,744
   Travel                                           1,167                         1,167
                                            -------------- -------------- --------------
       Total operating expenses                    37,629         11,748         49,377
                                            -------------- -------------- --------------

NET LOSS                                          $31,243        $11,748        $42,991
                                            ============== ============== ==============

NET LOSS PER SHARE:
   Basic                                           $ 7.81         $ 2.94        $ 10.75
                                            ============== ============== ==============
   Weighted average number of shares-basic          4,000          4,000          4,000
                                            ============== ============== ==============






--------------------------------------------------------------------------------

See notes to financial statements.

                            GOLDENACCESS.COM, INC.
------------------------------------------------------------------------------
                       (A Development Stage Enterprise)

                     STATEMENTS OF STOCKHOLDER'S DEFICIT

------------------------------------------------------------------------------


                                                                     Deficit
                                                                   Accumulated
                                                     Additional     During the
                                    Common Stock      Paid-in      Development
                                Shares     Amount     Capital                     Total
                                                                     Stage
                                --------  ---------  -----------   ----------  -------------

Balances at June 13, 1997
  (date of incorporation)             0   $      0   $         0   $       0   $          0

Issuance of common stock          4,000          4         5,996                      6,000

Net loss for the period  June
13, 1997 (date of incorporation)
to June 30, 1998                                                    (11,748)       (11,748)
                                --------  ---------  -----------   ----------  -------------

Balances at June 30, 1998         4,000          4        5,996     (11,748)        (5,748)

Net loss for the year ended
   June 30, 1999                                                    (31,243)       (31,243)
                                --------  ---------  -----------   ----------  -------------

Balances at June 30, 1999         4,000      $   4      $ 5,996    $(42,991)    $  (36,991)
                                ========  =========  ===========   ==========  =============








See notes to financial statements.

                            GOLDENACCESS.COM, INC.
                       (A Development Stage Enterprise)

                           STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------

                                                                   For the        For the
                                                                 Period June    Period June
                                                                   13, 1997       13, 1997
                                                     For the       (date of       (date of
                                                   Year Ended    incorporation) incorporation)
                                                    June 30,     to June 30,    to June 30,
                                                      1999           1998           1999

                                                                  1998 1998
                                                   ------------  -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                     $  (31,243)   $    (11,748)  $   (42,991)
     Adjustment to reconcile net loss to net
      cash used by operating activities:
       Depreciation                                       948                           948
       Increase in receivables                         (2,400)                       (2,400)
                                                   ------------  -------------  -------------
NET CASH USED BY OPERATING ACTIVITIES                 (32,695)       (11,748)       (44,443)
                                                   ------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES -
      Purchases of equipment                          (10,162)        (1,838)       (12,000)
                                                   ------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of common stock                            6,000          6,000
      Advances from stockholder                         43,352         11,240         54,592
                                                   ------------  -------------  -------------
CASH PROVIDED BY FINANCING ACTIVITIES                   43,352         17,240         60,592
                                                   ------------  -------------  -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                  495          3,654          4,149

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD           3,654              0              0
                                                   ------------  -------------  -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD            $    4,149      $   3,654   $      4,149
                                                   ============  =============  =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION - Interest and taxes paid             $      0       $      0       $      0
                                                   ============  =============  =============


------------------------------------------------------------------------------



See notes to financial statements.

                            GOLDENACCESS.COM, INC.
                       (A Development Stage Enterprise)

                        NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

GoldenAccess.Com, Inc. (the "Company") was incorporated under the laws of the state of Florida on June 13, 1997. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to provide a complete, fully integrated solution to IP Telephony systems. The Company is based in Miami, Florida and has an office in Argentina. On August 26, 1999, the Company merged with another Florida entity, CathTech Group, Inc. ("CathTech"). CathTech became the surviving legal entity, which succeeded to the name GoldenAccess.Com, Inc.
(see NOTE G).


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company generated net losses of $31,243 and $11,748 for the respective periods ended June 30, 1999 and 1998, and is anticipating that it will incur a net loss for the fiscal year ending June 30, 2000. In addition, the Company will require a significant amount of capital to implement its business plan. The Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital from its stockholder and/or certain strategic partners to finance its anticipated losses and planned principal operations. However, there is no assurance they will be successful in these efforts. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

Equipment

Equipment is stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation is computed using the straight-line method over the assets estimated useful lives of five years.

Income Taxes

Income taxes are computed in accordance with Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date.

Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. As of June 30, 1999 there are no dilutive shares.


NOTE D - COMMITMENTS

At June 30, 1999, the Company had obligated itself under a three-year operating lease agreement for office space in Argentina. The lease, which expires in May 2002, requires monthly rental payments of approximately $700. Future minimum lease payments under this lease, and a lease entered in October 1999 (see NOTE
G), are approximately as follows:

                  Years Ending
                    June 30,                                    Amounts

                  2000                                          $ 54,800
                  2001                                            54,800
                  2002                                             7,700
                                                                ---------

                  Total                                         $117,300

Management anticipates that the Company will enter three-year employment agreements with its President and stockholder, as well as two other officers. The employment agreements, which are expected to require total base salaries of approximately $204,000 for each of the three years ending June 30, 2000 through 2002, are also expected to contain provisions for bonuses, other incentives and fringe benefits.

On July 2, 1999, the Company engaged a stockholder of CathTech to provide certain consulting services under a one-year consulting agreement. As consideration for such consulting services, the Company granted such entity options to purchase 500,000 shares of its common stock for $5.00 per share (see NOTE G). The options expire on December 31, 2002.

NOTE E - INCOME TAXES

During the year ended June 30, 1999, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations. The significant components of the deferred tax asset as of June 30, 1999, assuming an effective income tax rate of 34%, are approximately as follows:

      Deferred Income Tax Asset -
        Net operating loss carryforwards                        $      14,000
                                                                -------------
      Deferred income tax asset                                        14,000
        Less valuation allowance                                      (14,000)
                                                                -------------
Total deferred income tax asset                                 $           0
                                                                ==============

The Company established a valuation allowance to fully reserve the deferred income tax asset as of June 30, 1999 as the realization of the asset did not meet the required asset recognition standard established by Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes." Accordingly, the Company has not recorded any benefits for deferred income taxes in the accompanying statements of operations.

At June 30, 1999, the Company had net operating loss carryforwards of approximately $40,000 for income tax purposes. These carryforwards will be available to offset future taxable income through the year 2019.


NOTE F - OTHER RELATED PARTY TRANSACTIONS

During the year ended June 30, 1999 and the period June 13, 1997 (date of incorporation) to June 30, 1998, the Company's President and stockholder provided various equipment, services and a portion of his home in Florida for office space for no consideration. The value of this equipment and office space, as well as the services rendered are considered to be insignificant and as such no expense has been recorded in the accompanying statements of operations.

During the year ended June 30, 1999 and the period June 13, 1997 (date of incorporation) to June 30, 1998, the Company paid research and development costs of approximately $28,000 and $11,000, to an individual that subsequent to June 30, 1999 became a stockholder.

During the year ended June 30, 1999 and the period June 13, 1997 (date of incorporation) to June 30, 1998, the Company's President and stockholder advanced various funds to the Company. These advances, which were unsecured and non-interest bearing, were converted to equity in July 1999.

During the year ended June 30, 1999, the Company earned $3,000 in consulting revenues from an entity affiliated through common ownership.

NOTE G - SUBSEQUENT EVENTS

Stock Option Plan

The Company has reserved 1,720,000 shares of its common stock for issuance under certain stock option plans it anticipates adopting. In addition to the options discussed at NOTE D, subsequent to June 30, 1999, the Company has granted certain key employees and a consultant five-year options to purchase 370,000 shares of its common stock for $0.25 per share.

Acquisition of Assets

On July 30, 1999, the Company purchased from its President and stockholder certain equipment, software, customer contracts and agreements and the rights to pending trademarks for 2,166,700 shares of its common stock.

Merger

On August 26, 1999, the Company merged with CathTech, which became the surviving entity but retained the name of GoldenAccess.Com, Inc. Upon the effective date of the merger, the issued and outstanding shares of the surviving corporation were owned 87.5% by the then existing common stockholders of the Company and 12.5% by the stockholders of CathTech. In connection with this merger, the Company paid $90,000 to an entity controlled by the stockholders of CathTech.

Leases

On October 15, 1999, the Company entered into a lease with an affiliate for certain office space. The lease requires monthly payments of $5,488 plus applicable sales tax and expires on February 14, 2001.

Proposed Registration of Common Stock

The Company plans to register 500,000 shares of its common stock. 129,300 of these shares will be distributed to stockholders of the previous parent of CathTech as a stock dividend. The remaining 370,700 shares will be registered for future sale by the holders thereof. Accordingly, the Company will not receive any proceeds from the registration.

------------------------------------------------------------------------------

Left blank for color page insertion

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                        TABLE OF CONTENTS

                                              GOLDENACCESS.COM, INC.
                                              500,000 SHARES COMMON STOCK
                                           (par value $.001 per share)
Summary.......................................    5
Our Company ..................................    6
[LOGO]GOLDENACCESS.COM
Risk Factors .................................    9
Distribution  ................................   33
Management Discussion of Analysis
of Condition and Results
of Operations.................................   34
Year 2000 Readiness Disclosure ...............   35
Capitalization ...............................   38
Business .....................................   39
Recent Assets Acquisition.....................   52
Selling Securityholders ......................   53
Principal Shareholders .......................   54
Management ...................................   55
Description of Securities ....................   62
Shares Eligible for Future Sale ..............   63
Dividend Policy ..............................   65
Stock Transfer Agent .........................   65  GOLDENACCESS.COM, INC.
Experts ......................................   65  6161 Blue Lagoon Drive,
Legal Matters ................................   66    Suite 190
Available  Information  ......................   66  Miami, FL 33126
Index to Financial Statements ................   F1   305-264-2401

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The  information   required  by  this  item  is  incorporated  by  reference  to
"indemnification" in the prospectus herein.

Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty to loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 607.0850 of the Florida Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

The Florida Business Corporation Act provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

At the time of this filing, we have not entered into individual indemnity agreements with our officers and directors. However, this is anticipated and the effect of the foregoing will be to require the Registrant to indemnify the officers and directors of the Registrant for any claim arising against such person in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSURANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. All expenses will be borne by the Registrant.

SEC Registration Fee                                         $1211.25
NASD Registration Fee                                         $925.00
Printing Expenses (including stock certificates)          $11,200.001
Accounting Fees and Expenses                              $10,400.001
Legal Fees and Expenses                                    $35,000.00
Blue Sky Fees and Expenses                                 $7,300.001
Miscellaneous                                              $5,300.001
Travel and Due Diligence Meeting Expenses                 $23,000.001
Total Estimated Expenses                                  $94,336.251

1. The foregoing expenses, except for the SEC and NASD fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         (a) Unregistered Securities Sold
The following table sets out, for all sales within the three years last preceding this Registration Statement by the Registrant of its securities without registration under the Securities Act of 1933, (i) the date, title and amount of securities sold (ii) names of underwriters, if any (iii) the persons to whom the securities were sold (iii) the consideration paid for the securities, whether cash or non-cash and (iv) the exemption under the Securities Act of 1933 relief on:

============--------------------------------------------============

  Name of   Option     Cardiac    Other      By Stock   Other
 Purchaser  Holders1   Control    Purchasers Exchange   Founders3
                       Services,  for Cash2
                       Inc.
============--------------------------------------------============

Securities
============--------------------------------------------============

Class of    Common     Common     Common     Common     Common
Stock
============--------------------------------------------============

Dates       7/99-8/99  8/26/99    8/97 -                8/99
Acquired                          11/97
============--------------------------------------------============

Amount      1,720,000  129,300    4,000      2,166,700  719,100
============--------------------------------------------============

Consideration          Founder    $60,592               Founder
                       Shares                           Shares4
====================================================================

Exemption   Regulation Section 4  Regulation Regulation Section 4
Claimed     D (Rules   (2)        D (Rules   D (Rules   (2)
            501-508)              501-508)   501-508)
====================================================================

All investors had the opportunity to ask questions and receive answers from all of our officers, directors and employees. In addition, they had access to review all of our corporate records and material contracts and agreements.

1. Option holders consist of the following five individuals: Clifford Pierce, (President, Chief Financial Officer and Chairman of the Board) 120,000 - shares granted in July, 1999, however, these option shares may not be exercised until 180 days subsequent to the effective date of the company's first registration statement. The exercise price of the stock is twenty-five cents per share. There are another 420,000 option shares, twenty percent of which shares can not be exercised until one year after the effective date of the company's first registration statement at an option price of twenty-five cents per share. The remaining eighty percent of the shares may not be exercised until two years after the effective date of the company's first registration statement. Paul Callihoo (Executive Vice President of International marketing and current Chief Operating Officer and Director) has been granted 150,000 of these options and Nigel Gray (Vice President of Technical and Business Development and Director) 50,000 options. There are 220,000 remaining of these option shares designated for various key and non-key employees who each earn less than one hundred thousand dollars per annum. Southeastern Venture Corporation was granted 50,000 options at twenty-five cents per share, in August, 1999, exercisable 90 days after the effective date of this registration statement. There are 630,000 option shares remaining designated and reserved for the new Chief Executive Officer, the new Chief Operating Officer and the new Chief Financial Officer. Barry Potter was granted 500,000 option shares in July, 1999, at an exercise price of $5.00 per share, which may be exercised 90 days after the effective date of this registration statement.

2. Clifford Pierce, President.

3. This group consists of the following six individuals or entities, all of whom received their shares as founders in August, 1999, as that term is defined under section 230.405 of the General Rules and Regulations of the Securities Act of 1933.: Potter Financial Corporation - 143,000 shares in August, 1999, purchased for $0.25 per share; Dorf Financial - 143,000 shares in August, 1999, purchased for par value; Barry Potter - 57,000 shares in August, 1999, purchased for par value and 86,000 shares purchased for $0.25 per share; Lindsey A. Gertner - 131,000 shares in August, 1999, purchased for $0.25 per share; The Tory Trust - 26,900 shares in August, 1999, purchased for par value; Clifford Pierce - 2,166,700 shares in August, 1999, exchanged for assets, as well as Cardiac Control Services, Inc. on behalf of their shareholders as a group, prior to distribution of the stock dividend..

4. Both Cardiac Control services, Inc. and the other five individual and/or entity founders (described in footnote 3) obtained their shares as a result of their contribution and efforts in forming CathTech, Inc. and the subsequent merger with GoldenAccess.Com, Inc. in August, 1999.

 CathTech, Inc. was incorporated under the laws of the State of Florida in August, 1999, by Cardiac Control services, Inc. and the other five individual and/or entity founders. As such they retained their shares in the August, 1999, merger with GoldenAccess.Com, Inc., continuing their "founder's" status, which can be characterized as a Section 4 (2) exemption by an issuer not involving a public offering.

EXHIBITS
Index to Exhibits             "TBPBA" = To Be Provided By Amendment

                                LIST OF EXHIBITS
 ========----------------------------------------------=====================
 1       Underwriting agreement                        Not Applicable
 ========----------------------------------------------=====================
 2       Plan  of  acquisition,   reorganization,  Not  Applicable  arrangement,
         liquidation or succession
 ========----------------------------------------------=====================
 3.1     Articles of Incorporation  of  GAC.com        Attached
 ========----------------------------------------------=====================
 3.1A    Articles of Incorporation of Cath Tech        Attached
 ========----------------------------------------------=====================
 3.2     By-laws GAC                                   Attached
 ========----------------------------------------------=====================
 3.2A    By-laws Cath Tech and Certification           Attached
 ========----------------------------------------------=====================
 4       Instruments   defining  the  rights  of  holders,   Attached  including
         indentures (See 3.2) Common Stock Specimen Certificate
 ========----------------------------------------------=====================
 4.1     Option  Agreements                            Attached
 ========----------------------------------------------=====================
 5       Opinion re: legality                          Attached
 ========----------------------------------------------=====================
 6       No exhibit required                           Not Applicable
 ========----------------------------------------------=====================
 7       Opinion re: liquidation preference (See 3.2)  Not Applicable
 ========----------------------------------------------=====================
 8       Opinion re: tax matters                       Not Applicable
 ========----------------------------------------------=====================
 9       Voting trust agreement                        Not Applicable
 ========----------------------------------------------=====================
 10      Material contracts
 ========----------------------------------------------=====================
 10.1    Form of IP Gateway Purchase Agreement         Attached
 ========----------------------------------------------=====================
 10.2    Form  of  IP   Gateway   Commercial   Service Attached
         Agreement
 ========----------------------------------------------=====================
 10.3    Lease for office in Argentina  (Dated)        Attached
 ========----------------------------------------------=====================
 10.3A   Lease for office in Miami                     Attached
 ========----------------------------------------------=====================
 10.4    Discar Distribution Agreement                 Attached
 ========----------------------------------------------=====================
 10.5    Carrier Agreement with Easton Telecom         TBPBA
         (Frontier Communication)
         Pending
 ========----------------------------------------------=====================
 10.6    Carrier Agreement with International Telecom  Attached
         Communications
 ========----------------------------------------------=====================
 10.7    Purchase Agreement and Bill of Sale           Attached
 ========----------------------------------------------=====================
 10.8    CTI-PRO  Distribution  Agreement  for Central Attached
         and Eastern Europe
 ========----------------------------------------------=====================
 10.9    Partner Program Agreements                    TBPBA
 ========----------------------------------------------=====================
 10.10   Partner Program with Dialogic                 Attached
 ------------------------------------------------------=====================
 10.11   Employment Agreement dated September 22, 1999 TBPBA
         With Clifford Y. Pierce (President)
 ------------------------------------------------------=====================
 ========----------------------------------------------=====================
 10.12   Employment Agreement dated September 22, 1999 TBPBA
         With Paul Callihoo (Executive  Vice-President)
 ========----------------------------------------------=====================

 10.13 Employment Agreement dated September 22, 1999 TBPBA With Nigel Gray (Vice-President )
 ========----------------------------------------------=====================
 10.14   PL Data  Teknik  Distribution  Agreement  for Attached
         Denmark (Pending)
 ========----------------------------------------------=====================
 10.15   Integrated  Communications Group Distribution Attached
         Agreement for Hong Kong
 ========----------------------------------------------=====================
 10.16   Marketing Agreements                          TBPBA
 ========----------------------------------------------=====================
 11 Statement re: computation of per share TBPBA earnings (See page F-?)
 ========----------------------------------------------=====================
 12      No exhibit required                           Not Applicable
 ========----------------------------------------------=====================
 13      Annual or quarterly reports, Form 10-Q        Not Applicable
 ========----------------------------------------------=====================
 14      Material Patents                              Not Applicable
 ========----------------------------------------------=====================
 15 Letter on unaudited interim financial Not Applicable information (See page F-19)
 ========----------------------------------------------=====================
 16      Letter on change in certifying accountant     Not Applicable
 ========----------------------------------------------=====================
 17      Letter on director resignation                Not Applicable
 ========----------------------------------------------=====================
 18      Letter on change in accounting principles     Not Applicable
 ========----------------------------------------------=====================
 19      Reports furnished to security holders         Not Applicable
 ========----------------------------------------------=====================
 19.1    Letter to Shareholders dated                  TBPBA
 ========----------------------------------------------=====================
 19.2    Letter to Shareholders dated                  TBPBA
 ========----------------------------------------------=====================
 20      Other  documents  or  statements  to security TBPBA
         holders
 ========----------------------------------------------=====================
 20.1    State of Florida Merger Filings               Attached
 ========----------------------------------------------=====================
 20.2    Plan and Articles of Merger                   Attached
 ========----------------------------------------------=====================
 21      Subsidiaries of the registrant                Not Applicable
 ========----------------------------------------------=====================
 22 Published report regarding matters submitted Not Applicable to vote
 ========----------------------------------------------=====================
 23      Consent of experts and counsel                Attached
 ========----------------------------------------------=====================
 23.1    Consent of counsel                            Attached
 ========----------------------------------------------=====================
 23.2    Consent of accountant                         Attached
 ========----------------------------------------------=====================
 24      Power of attorney                             Not Applicable
 ========----------------------------------------------=====================
 25      Statement of eligibility of trustee           Not Applicable
 ========----------------------------------------------=====================
 26      Invitations for competitive bids              Not Applicable
 ------------------------------------------------------=====================
 27      Financial Data Schedule (See pages F1-F38)    Not Applicable
 ------------------------------------------------------=====================
 ===========================================================================
 28 Information from reports furnished to state Not Applicable insurance regulatory authorities
 ===========================================================================

ITEM 28. UNDERTAKINGS
(a) Rule 415  Offering

The undersigned Registrant will:
(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
      (i)  Include  any  prospectus   required  by  section  10(a)(3)  of  the
Securities Act;
      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the Securities that remain unsold at the end of the offering.

      (e)  Request for acceleration of effective date.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Miami, State of Florida, on November 12 , 1999.

(Registrant)                   GOLDENACCESS.COM, INC.

                               By:        //ss//
                                  ------------------------------------
                                 Clifford Y. Pierce, President, CFO, and
                                  Chairman of the Board of Directors

In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


(Signature)                         //ss//                        (Date)
November 12, 1999
                                     -------------------------------------
                              Nigel Gray
                            Vice President, Director

                        //ss//
(Signature)              -------------------------------------    (Date)
November 12, 1999
                  Paul Callihoo
                  Executive Vice President, Director

                        //ss//
(Signature)                 ------------------------------------- (Date)
November 12, 1999
                                     David W. Heath
                                    Director

                        //ss//
(Signature)                   -------------------------------------
(Date) November 12, 1999
                  Seymour Kantor
                  Director

Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.

 EXHIBITS
Index to Exhibits             "TBPBA" = To Be Provided By Amendment

                                LIST OF EXHIBITS
 ========----------------------------------------------=====================
 1       Underwriting agreement                        Not Applicable
 ========----------------------------------------------=====================
 2       Plan  of  acquisition,   reorganization,  Not  Applicable  arrangement,
         liquidation or succession
 ========----------------------------------------------=====================
 3.1     Articles of Incorporation  of  GAC.com        Attached
 ========----------------------------------------------=====================
 3.1A    Articles of Incorporation of Cath Tech        Attached
 ========----------------------------------------------=====================
 3.2     By-laws GAC                                   Attached
 ========----------------------------------------------=====================
 3.2A    By-laws Cath Tech and Certification           Attached
 ========----------------------------------------------=====================
 4       Instruments   defining  the  rights  of  holders,   Attached  including
         indentures (See 3.2) Common Stock Specimen Certificate
 ========----------------------------------------------=====================
 4.1     Option  Agreements                            Attached
 ========----------------------------------------------=====================
 5       Opinion re: legality                          Attached
 ========----------------------------------------------=====================
 6       No exhibit required                           Not Applicable
 ========----------------------------------------------=====================
 7       Opinion re: liquidation preference (See 3.2)  Not Applicable
 ========----------------------------------------------=====================
 8       Opinion re: tax matters                       Not Applicable
 ========----------------------------------------------=====================
 9       Voting trust agreement                        Not Applicable
 ========----------------------------------------------=====================
 10      Material contracts                            TBPBA
 ========----------------------------------------------=====================
 10.1    Form of IP Gateway Purchase Agreement         Attached
 ========----------------------------------------------=====================
 10.2    Form  of  IP   Gateway   Commercial   Service Attached
         Agreement
 ========----------------------------------------------=====================
 10.3    Lease for office in Argentina  (Dated)        Attached
 ========----------------------------------------------=====================
 10.3A   Lease for office in Miami                     Attached
 ========----------------------------------------------=====================
 10.4    Discar Distribution Agreement                 Attached
 ========----------------------------------------------=====================
 10.5    Carrier Agreement with Easton Telecom         TBPBA
         (Frontier Communication)
         (Pending)
 ========----------------------------------------------=====================
 10.6    Carrier Agreement with International  Telecom Attached
         Communications
 ========----------------------------------------------=====================
 10.7    Purchase Agreement and Bill of Sale           Attached
 ========----------------------------------------------=====================
 10.8    CTI-PRO  Distribution  Agreement  for Central Attached
         and Eastern Europe
 ========----------------------------------------------=====================
 10.9    Partner Program Agreements                    TBPBA
 ========----------------------------------------------=====================
 10.10   Partner Program with Dialogic                 Attached
 ========----------------------------------------------=====================
 10.11   Employment Agreement dated September 22, 1999 TBPBA
         With Clifford Y. Pierce (President)
 ------------------------------------------------------=====================
 10.12   Employment Agreement dated September 22, 1999 TBPBA
         With Paul Callihoo (Executive  Vice-President)
 ------------------------------------------------------=====================
 ========----------------------------------------------=====================

 10.13 Employment Agreement dated September 22, 1999 TBPBA With Nigel Gray (Vice-President )
 ========----------------------------------------------=====================
 10.14   PL Data  Teknik  Distribution  Agreement  for Attached
         Denmark (Pending)
 ========----------------------------------------------=====================
 10.15   Integrated Communications Group Distribution  Attached
         Agreement for Hong Kong
 ========----------------------------------------------=====================
 10.16   Marketing Agreements                          TBPBA
 ========----------------------------------------------=====================
 11 Statement re: computation of per share TBPBA earnings (See page F-?)
 ========----------------------------------------------=====================
 12      No exhibit required                           Not Applicable
 ========----------------------------------------------=====================
 13      Annual or quarterly reports, Form 10-Q        Not Applicable
 ========----------------------------------------------=====================
 14      Material Patents                              Not Applicable
 ========----------------------------------------------=====================
 15 Letter on unaudited interim financial Not Applicable information (See page F-19)
 ========----------------------------------------------=====================
 16      Letter on change in certifying accountant     Not Applicable
 ========----------------------------------------------=====================
 17      Letter on director resignation                Not Applicable
 ========----------------------------------------------=====================
 18      Letter on change in accounting principles     Not Applicable
 ========----------------------------------------------=====================
 19      Reports furnished to security holders         Not Applicable
 ========----------------------------------------------=====================
 19.1    Letter to Shareholders (dated)                TBPBA
 ========----------------------------------------------=====================
 19.2    Letter to Shareholders (dated)                TBPBA
 ========----------------------------------------------=====================
 20      Other  documents  or  statements  to security TBPBA
         holders
 ========----------------------------------------------=====================
 20.1    State of Florida Merger Filings               Attached
 ========----------------------------------------------=====================
 20.2    Plan and Articles of Merger                   Attached
 ========----------------------------------------------=====================
 21      Subsidiaries of the registrant                Not Applicable
 ========----------------------------------------------=====================
 22 Published report regarding matters submitted Not Applicable to vote
 ========----------------------------------------------=====================
 23      Consent of experts and counsel                Attached
 ========----------------------------------------------=====================
 23.1    Consent of counsel                            Attached
 ========----------------------------------------------=====================
 23.2    Consent of accountant                         Attached
 ========----------------------------------------------=====================
 24      Power of attorney                             Not Applicable
 ========----------------------------------------------=====================
 25      Statement of eligibility of trustee           Not Applicable
 ========----------------------------------------------=====================
 26      Invitations for competitive bids              Not Applicable
 ========----------------------------------------------=====================
 27      Financial Data Schecule (See pages F1-F38)    Not Applicable
 ========----------------------------------------------=====================
 28      Information from reports furnished to state   Not Applicable
         insurance regulatory authorities
 ========----------------------------------------------=====================

                              LEFT BLANK